UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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STERIS plc
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Proxy Statement
Notice of Annual Meeting of Shareholders
Tuesday, July 31, 2018
STERIS

STERIS plc

A public limited company incorporated in Ireland with company number 595593

Registered office: 70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Directors: Richard C. Breeden (U.S.), Daniel A. Carestio (U.S.), Cynthia L. Feldman (U.S.), Christopher S. Holland (U.S.), Dr. Jacqueline B. Kosecoff (U.S.), Paul E. Martin (U.S.), Dr. Nirav R. Shah (U.S.), Dr. Mohsen M. Sohi (U.S.) and Dr. Richard M. Steeves (British & Canadian)

To Our Shareholders:

The 2022 Annual General Meeting (“Annual Meeting”) of Shareholders of STERIS plc will be held at 2:00 p.m. Dublin Time (9:00 a.m. Eastern Daylight Saving Time), on Thursday, July 28, 2022 at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

We continue to monitor COVID-19 developments and other circumstances. Should we determine that alternate Annual Meeting arrangements may be advisable or required, such as changing the date, time or location of the Annual Meeting, we will announce our decision by press release, post additional information at steris-ir.com, and make a public filing with the SEC. Regardless of whether you plan to attend in person, we also encourage shareholders to cast their votes prior to the Annual Meeting by one of the methods described in this Proxy Statement.

At the Annual Meeting, shareholders will be asked to vote on a number of matters described in the Notice of 2022 Annual Meeting of Shareholders, including the re-election of directors for terms expiring at the 2023 Annual Meeting. We urge our shareholders to vote “FOR” for all proposals presented to shareholders and described in the Notice of 2022 Annual Meeting of Shareholders.

The formal Notice of 2022 Annual Meeting of Shareholders and the Proxy Statement containing information relative to the Annual Meeting follow this letter. We urge you to read the Proxy Statement carefully and use one of the specified alternative methods of voting to assure that your shares will be voted at the 2022 Annual Meeting.

Please note that if you are a shareholder of record voting by proxy, your vote may not be counted unless it is received no later than 5:00 p.m. Dublin Time (12:00 noon Eastern Daylight Saving Time) on Wednesday, July 27, 2022.

Sincerely,

DANIEL A. CARESTIO	MOHSEN M. SOHI
President and Chief Executive Officer	Chairman of the Board

STERIS plc

(A public limited company incorporated in Ireland with company number 595593)

NOTICE OF 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To the Holders of Ordinary Shares of STERIS plc:

The 2022 Annual General Meeting (the “Annual Meeting”) of shareholders of STERIS plc (the “Company,” “we,” “us,” or “our”) will be held on Thursday, July 28, 2022 at 2:00 p.m. Dublin Time (9:00 a.m. Eastern Daylight Saving Time) at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. The Company is monitoring COVID-19 developments and other circumstances. Should we determine that alternative Annual Meeting arrangements may be advisable or required, such as changing the date, time or location of the Annual Meeting, we will announce our decision by press release, post additional information at steris-ir.com, and make a public filing with the SEC.

You are being asked to consider and vote on the resolutions described below at the Annual Meeting.

Shareholders of the Company will be asked to consider certain proposals that may not be familiar to them because, unlike many companies with shares traded on the New York Stock Exchange, we are incorporated under the laws of Ireland. The Irish Companies Act 2014, as amended (the “Irish Companies Act”) obligates us to propose certain matters to shareholders for approval that would generally not be subject to periodic approval by shareholders of companies incorporated in the United States but are considered routine items for approval by shareholders of companies incorporated in Ireland. Each of these proposals is described more fully below.

Proposal 1—Ordinary resolutions to elect directors of the Company:

a)	To re-elect Richard C. Breeden as a director of the Company.

b)	To re-elect Daniel A. Carestio as a director of the Company.

c)	To re-elect Cynthia L. Feldmann as a director of the Company.

d)	To re-elect Christopher S. Holland as a director of the Company.

e)	To re-elect Dr. Jacqueline B. Kosecoff as a director of the Company.

f)	To re-elect Paul E. Martin as a director of the Company.

g)	To re-elect Dr. Nirav R. Shah as a director of the Company.

h)	To re-elect Dr. Mohsen M. Sohi as a director of the Company.

i)	To re-elect Dr. Richard M. Steeves as a director of the Company.

Proposal 2—Ordinary resolution regarding ratification of independent registered public accounting firm:

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2023.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Proposal 3—Ordinary resolution to appoint Ernst & Young Chartered Accountants as our Irish statutory auditor:

3.	To appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law to hold office until the conclusion of the Company’s next annual general meeting.

Proposal 4—Ordinary resolution regarding our Irish statutory auditor’s remuneration:

4.

To authorize the board of directors of the Company (the “Board”) or the Audit Committee of the Board to determine the remuneration of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law.

Proposal 5—Advisory resolution (to be proposed as an ordinary resolution) on executive compensation:

5.

To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the Company’s proxy statement dated June 14, 2022.

Proposal 6—Other business:

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposals 3 and 4 are items required to be approved by shareholders under the Irish Companies Act and generally do not have an analogous requirement under United States law.

OUR BOARD OF DIRECTORS HAS DETERMINED THAT ALL THE RESOLUTIONS TO BE VOTED UPON AT THE MEETING ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AS A WHOLE. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” FOR ALL RESOLUTIONS.

In accordance with our articles of association (the “Articles”), all resolutions will be taken on a poll. Voting on a poll means that each share represented in person or by proxy will be counted in the vote.

All resolutions will be proposed as ordinary resolutions under Irish law. In each case, provided that a quorum is present, the relevant resolution must be passed by a simple majority of the votes cast for or against such resolution, whether in person or by proxy, in order to be approved. Abstentions and broker non-votes will not affect the voting results for a resolution. In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders (with seniority being determined by the order that the names of the joint holders appear in the Company’s share register). Explanatory notes regarding each of the proposals (and related resolutions) are set out in the relevant sections of the accompanying Proxy Statement relating to such proposals. Only shareholders of record of ordinary shares, par value $0.001 per share, of the Company (“Ordinary Shares”) at the close of business in New York on June 1, 2022 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with the provisions of the Irish Companies Act and in accordance with our Articles, a shareholder of record is entitled to appoint another person as his or her proxy (or, in the case of a corporation which is a shareholder of record, a corporate representative) to exercise all or any of their rights to attend and to speak and vote at the Annual Meeting. A shareholder of record may appoint more than one proxy in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares). A proxy need not be a shareholder of record. When you vote by telephone, through the Internet or by returning a completed proxy card, this proxy will be given to certain Directors and executive officers of the Company.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Pursuant to the rules of the SEC, we provide access to our proxy materials through the Internet. As a result, on or before June 14, 2022, a Notice of Internet Availability of Proxy Materials will be mailed to certain shareholders as of the close of business in New York on June 1, 2022. On the date of mailing of the Notice of Internet Availability of Proxy Materials, shareholders will be able to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials and in the proxy statement. These proxy materials will be available free of charge. In addition, on or before July 1, 2022, we will also mail paper copies of the proxy materials to those shareholders as of the close of business on June 1, 2022 who have not consented to alternative delivery under Irish law or who have previously requested paper copies of the proxy materials.

Please note that if you are a shareholder of record voting by proxy, your vote may not be counted unless it is received no later than 5:00 p.m. Dublin Time (noon Eastern Daylight Saving Time) on Wednesday, July 27, 2022.

The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Irish Companies Act will be made available on the Company’s website as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter and filed with the SEC on a Form 8-K within four business days of the Annual Meeting.

During the Annual Meeting, management will present, for consideration at the meeting, the Company’s statutory financial statements under Irish law for the fiscal year ended March 31, 2022 (and the report of the directors and the Irish statutory auditor thereon) together with a review of the Company’s affairs. There also will be an opportunity for questions and answers immediately following the formal portion of the Annual Meeting.

By Order of the Board of Directors,

J. Adam Zangerle

Company Secretary

The Company’s registered office is at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

June 14, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 28, 2022. Our Proxy Statement for the Annual Meeting (which includes the notice of the Annual Meeting), the Annual Report to Shareholders (including the Company’s Annual Report on Form 10-K) for the fiscal year ended March 31, 2022 and the Company’s Directors’ Report and Consolidated Financial Statements under Irish law for the fiscal year ended March 31, 2022 (the “Irish Statutory Accounts”) are available at www.proxyvote.com if you are a shareholder of record and are collectively referred to as the “Proxy Materials.” You can also view these materials in the “Online IR Kit” in the “Shareholder Resources” section of steris-ir.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as promptly as possible by telephone, through the Internet or by requesting a paper proxy card to complete, sign and return by mail. Details of the deadlines for when your vote(s) must be submitted are described subsequently. If you attend the Annual Meeting in person, you may revoke your proxy and vote your shares in person.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

STERIS plc	70 Sir John Rogerson’s Quay Dublin 2, Ireland www.steris.com

Annual General Meeting of Shareholders of the Company

July 28, 2022—2:00 p.m. Dublin Time (9:00 a.m. Eastern Daylight Saving Time)

PROXY STATEMENT

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    i

PROXY SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement or in the other documents being distributed or made available to shareholders in conjunction with this Proxy Statement, but does not contain all the information you should consider prior to casting your vote. Therefore, you should read this entire Proxy Statement carefully before voting.

General Information

Meeting Date:	July 28, 2022

Meeting Time:	2:00 p.m. Dublin Time (9:00 a.m. Eastern Daylight Saving Time)

Meeting Location:	70 Sir John Rogerson’s Quay Dublin 2, Ireland

Record Date:	Close of business in New York June 1, 2022

Stock Symbol:	STE

Exchange:	New York Stock Exchange

Shares Outstanding on Record Date:	100,080,031 Ordinary Shares

Registrar and Transfer Agent:	Computershare

Jurisdiction of Formation:	Ireland

Year of Incorporation:	2016 (Predecessors, 2014 and 1985, respectively)

Public Company Since:	2019 (Predecessors, 2015 and 1992, respectively)

Corporate Website:	www.steris.com

Date Proxy Statement First Furnished to Shareholders:	On or about June 14, 2022

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    1

Proxy Summary: Financial and Operating Highlights

Financial and Operating Highlights

Fiscal 2022 was a significant year for the Company with the acquisition of Cantel Medical (“Cantel Medical” or “Cantel”) and the resulting increases in the Company’s size and complexity of business.

Despite the challenges brought on by COVID-19 and the acquisition and integration of Cantel Medical in fiscal 2022, we continued to execute on our plans. Due to the strength of our balance sheet and cost management, we were able to continue to invest in new product development and expansion through acquisition.

• As reported full year revenues increased 47.55% to $4,585.1 million, compared with $3,107.5 million in fiscal 2021, primarily due to the acquisition of Cantel Medical.

• As reported full year net income declined 38.6% to $243.9 million, or $2.48 per diluted share, compared with $397.4 million, or $4.63 per diluted share, in the prior year.

• Full year adjusted net income (see Appendix A) increased 46.9% to $778.9 million, or $7.92 per diluted share, compared with $530.2 million, or $6.17 per diluted share, in fiscal 2021.(1)

• Net cash provided by operations for fiscal 2022 decreased 0.7% to $684.8 million, compared with $689.6 million in fiscal 2021.

• Free cash flow (see Appendix A) for fiscal 2022 decreased 11.5% to $399.0 million, compared with $450.9 million in the prior year.(1)

• We increased our dividend for the 16th consecutive year in the second quarter of fiscal 2022.

• The closing price of Ordinary Shares reported on the New York Stock Exchange (NYSE) increased to $241.77 per share on March 31, 2022 from $190.48 per share on March 31, 2021.

• The 52-week high closing price of Ordinary Shares reported on the NYSE during fiscal 2022 increased to $248.30 per share, compared to a 52-week high during fiscal 2021 of $203.91 per share.

2    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

(1)

Adjusted Net Income and Free Cash Flow, which are referenced in this Proxy Summary, are financial measures not prepared in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). For a discussion of these non-GAAP financial measures refer to Appendix A for definitions and the reconciliation to the most directly comparable GAAP measures.

Proxy Summary: Director Nominee Highlights

Director Nominee Highlights

Each of the nine director nominees is elected annually by a majority of votes cast. Select information regarding each director is specified below. For more information about our nominees, see pages 11 through 14 of this proxy statement.

				Board Committee Memberships at 3/31/22

Name	Age	Director Since	Independent	Audit	Compensation and Organization Development	Nominating and Governance	Compliance and Technology	Other Public Company Boards	Diversity
Richard C. Breeden Chairman & CEO Breeden Capital Management	72	2008	✓			✓		—
Daniel A. Carestio President and CEO STERIS	49	2021					✓	—
Cynthia L. Feldmann Former President & Founder Jetty Lane Associates	69	2005	✓	✓				3	✓
Christopher S. Holland Former Senior VP & CFO C.R. Bard	55	2020	✓	✓	✓			1
Dr. Jacqueline B. Kosecoff Managing Partner, Moriah Partners, LLC	72	2003	✓			✓		4	✓
Paul E. Martin Former Senior V.P. & CIO Baxter International	64	2021	✓		✓		✓	3	✓
Dr. Nirav Shah Member of Stanford University Faculty	50	2018	✓		✓		✓	—	✓
Dr. Mohsen Sohi CEO of Freudenberg and Co.	63	2005	✓					—
Dr. Richard Steeves Former CEO and Director of Synergy Health	60	2015	✓	✓				—

 = Chairperson

Tenure Balance	Independence	Diversity

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    3

Proxy Summary: Governance Highlights

Governance Highlights

• Strong Board independence (all but one of our director nominees are independent);

• All members of the Audit, Compensation and Organization Development and Nominating and Governance Committees are independent;

• Annual election of directors;

• Board conducts annual self-evaluation;

•  Independent non-employee Chairman of the Board; if the Company does not have an independent Chairman, a lead independent director will preside over executive sessions of independent directors (which will occur at least every other regularly scheduled Board meeting);

• Robust stock ownership guidelines for non-employee directors and officers;

• Clawback policies applicable in specified situations to incentive compensation and equity awards;

• No hedging or pledging or short sales of our shares is permitted by our directors, officers or employees;

• Annual compensation risk assessment;

• Incentive-based compensation programs linked to performance; and

• No shareholder rights plan (Poison Pill).

Chief Executive Officer Compensation Highlights

Our Fiscal 2022 Compensation Programs Reward the Performance of Daniel Carestio, our President and Chief Executive Officer (“CEO”). Our 2022 compensation programs were intended to reward our CEO for generating value for our shareholders, as demonstrated by the following:

• 86.8% of total compensation delivered to our CEO was variable;

•  100% of annual incentive compensation delivered to our CEO was tied to annual financial performance measures based on EBIT and Free Cash Flow paying out an aggregate amount of $854,729 at 109.2% of target for fiscal 2022 with no adjustments based upon personal achievement;

•  67% of variable Long Term Incentive Plan (LTIP) opportunity was delivered to our CEO in the form of stock options, subject to an exercise price equal to 110% of the closing price per share of our Ordinary Shares on the grant date and pro rata four-year vesting conditions; and

• 33% of variable LTIP opportunity was delivered to our CEO in the form of restricted stock, subject to pro rata four-year vesting conditions.

4    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Proxy Summary: Voting Proposals and Board Recommendations

Summary of Voting Proposals and Board Recommendations

Proposal Number	Proposal	Board Voting Recommendation
No. 1	By separate resolutions, to elect as directors the 9 nominees named in the Proxy Statement.	FOR each

All of the directors nominated by the Board to stand for election as directors of the Company are incumbent directors. Each nominee, if elected, will serve as a director for a term expiring at the next annual general meeting of shareholders and until his or her successor is duly elected and qualified.

No. 2	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2023.	FOR

Our Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our books and records for the year ending March 31, 2023. Ernst & Young LLP has acted as auditor for our predecessor since our predecessor was re-registered as a public limited company under the laws of England and Wales in November 2015 and previously served as auditor of STERIS Corporation for many years. We are offering shareholders the opportunity to ratify the appointment of our independent registered public accounting firm as a matter of good corporate governance practice.

No. 3	To appoint Ernst & Young Chartered Accountants as the Company’s Irish statutory auditor to hold office until the conclusion of the Company’s next annual general meeting.	FOR

The Irish Companies Act 2014, as amended, (the “Irish Companies Act”) requires that statutory auditor(s) be appointed at each annual general meeting of shareholders, to hold office from the conclusion of the annual general meeting until the conclusion of the next annual general meeting. Our Audit Committee has recommended that Ernst & Young Chartered Accountants be appointed as our Irish statutory auditor to hold office from the conclusion of the Annual Meeting of the shareholders of the Company until the conclusion of the next annual general meeting of the shareholders of the Company. Ernst & Young Chartered Accountants is based in Dublin and is affiliated with Ernst & Young LLP, who served as our predecessor’s U.K. statutory auditor from 2015 to 2019. If this proposal is not approved by the shareholders, the Board may appoint the Irish statutory auditor.

No. 4	To authorize the Board of Directors of the Company or the Audit Committee of the Board to determine the remuneration of Ernst & Young Chartered Accountants as the Company’s Irish statutory auditor.	FOR

Under the Irish Companies Act, the remuneration of the Irish statutory auditor must be fixed by the shareholders at a general meeting or in such other manner as the shareholders may determine thereat. This resolution authorizes our Board or the Audit Committee of our Board to determine the remuneration of Ernst & Young Chartered Accountants as the Company’s Irish statutory auditors.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    5

Proxy Summary: Voting Proposals and Board Recommendations

Proposal Number	Proposal	Board Voting Recommendation
No. 5

To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the Company’s proxy statement dated June 14, 2022.

FOR

U.S. law requires that the shareholders periodically vote on a non-binding advisory basis on the compensation of our “named executive officers” as disclosed herein. Our shareholders have determined on a non-binding advisory basis that we should hold this vote every year and our Board has concurred with this vote as a matter of good corporate governance practice.

No. 6	To transact such other business as may properly come before the Annual General Meeting or any adjournment or postponement thereof.	FOR

We are not aware of any other proposals that may come before the Annual Meeting. This proposal authorizes the proxy holders to vote on any other business that may properly come before that meeting in their best judgement and to the extent permitted by applicable law with respect to such matters in their discretion.

6    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

GENERAL INFORMATION

Proxy Voting and Solicitation of Proxies

This Proxy Statement was furnished beginning on or about June 14, 2022, to the shareholders of STERIS plc (“STERIS,” the “Company,” “we,” “us,” or “our”) of record as of the close of the stock transfer books on June 1, 2022. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of proxies for the 2022 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 2:00 p.m. Dublin Time (9:00 a.m. Eastern Daylight Saving Time), on Thursday, July 28, 2022, at 70 Sir Rogerson’s Quay, Dublin 2, Ireland. The cost of soliciting the proxies will be borne by the Company. Directors, officers, and designated employees of the Company and affiliates may solicit proxies in person, by mail, by telephone, fax, or email. They will not receive any additional compensation for these activities. STERIS has engaged a professional proxy solicitation firm, Georgeson LLC (“Georgeson”), to assist in tracking voting with brokers, banks and other institutional holders. The Company will pay Georgeson a fee of approximately $14,500 for these services. Additional shareholder meeting services may be provided for additional fees.

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making this Proxy Statement, and our 2022 Annual Report to shareholders, which includes STERIS’s Annual Report on Form 10-K (the “Annual Report”), and the Irish Statutory Accounts available at www.proxyvote.com. If you received a Notice regarding this availability, the Notice instructs you how to access and review the Proxy Statement, the Annual Report and our Irish Statutory Accounts, as well as the alternative methods to vote your shares—over the Internet, by telephone, or by mailing a completed form of proxy (if requested). If you received a Notice and would like to receive a printed copy of the Proxy Materials, you should follow the instructions in the Notice for requesting such materials.

If you received a printed copy of the Proxy Materials, the Company offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using these services, you are not only able to access these materials more quickly, but you are also helping STERIS save resources and reduce printing and postage costs.

Voting and Annual Meeting Attendance

As of the record date set by the Board of Directors (June 1, 2022), the Company had 100,080,031 Ordinary Shares outstanding and entitled to vote at the Annual Meeting, each of which is entitled to one vote.

We encourage you to vote by proxy in advance of the Annual Meeting, even if you plan on attending in person.

In order to comply with any then applicable COVID-19 guidelines or mandates, we may limit the number of shareholders who may attend the meeting in person and will require compliance with any then-applicable governmental requirements or recommendations or facility requirements. These requirements may include the use of face coverings, proof of vaccination or negative test result, and maintaining appropriate social distancing.

To attend the meeting in person, you must present valid photo identification, such as a driver’s license or passport. If you are a beneficial owner and not a shareholder of record you also must present a letter from your broker or other nominee showing that you were the beneficial owner of the shares on

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    7

General Information: Redomiciliation and Combination

the record date together with a legal proxy from your broker or other nominee to vote your shares in person at the Annual Meeting.

If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:

•	through the Internet, as instructed on the proxy card or the Notice of Internet Availability; or

•	by telephone using the toll-free telephone number shown on the proxy card or the Notice of Internet Availability;

•

if you received the Proxy Materials by mail or if you request a paper proxy card by telephone or through the Internet, you may elect to vote by mail by completing and signing the proxy card and returning it in the prepaid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way. Edgewood. NY 11717, United States of America (which will, upon receipt, be forwarded to the Company’s registered office in Ireland electronically) or otherwise depositing it at the Company’s registered office in Ireland.

To be valid, a proxy must be received using one of such procedures by no later than 5:00 p.m. Dublin Time (noon Eastern Daylight Savings Time) on Wednesday July 27, 2022 (or in the case of any adjournment or postponement thereof, such later time as may be announced by the Company, not being greater than 48 hours before the adjourned or postponed meeting).

We have retained Broadridge Financial Solutions (“Broadridge”) to distribute, receive, count and tabulate proxies.

Redomiciliation and Combination

On March 28, 2019, upon the consummation of a U.K. law Scheme of Arrangement (“the Redomiciliation”), the Company became the owner of the entire issued ordinary share capital of STERIS plc, a company organized under the laws of the United Kingdom and since renamed “STERIS Limited” (“Old STERIS”). Previously, on November 2, 2015, pursuant to a combination under U.K. law (the “Combination”), STERIS Corporation became a wholly owned indirect subsidiary of Old STERIS and Synergy Health plc became a wholly-owned direct subsidiary of Old STERIS.

References in this Proxy Statement to the actions of “the Company,” “us,” “we” or “STERIS” (or its Board of Directors, Committees of its Board of Directors, or its Directors and/or officers) or any similar references relating to periods from and after the consummation of the Redomiciliation should be construed as references to the actions of STERIS plc (or where appropriate, its Board of Directors, Committees of its Board or its Directors and/or officers) unless the context requires otherwise, and references in this Proxy Statement to the actions of “the Company,” “us,” “we” or “STERIS” (or its Board of Directors, Committees of its Board of Directors, or any of its Directors and/or officers) or any similar references relating to periods before the consummation of the Redomiciliation should be construed as references to the actions of Old STERIS or STERIS Corporation, as applicable (or, where appropriate, their respective Boards of Directors, Committees of their respective Board of Directors, or their respective Directors and/or officers) unless the context requires otherwise.

STERIS’s Annual Report to Shareholders, which includes STERIS’s Annual Report on Form 10-K, including consolidated financial statements for the year ended March 31, 2022, but excluding exhibits, and STERIS’s Irish Statutory Accounts accompany this Proxy Statement. Requests for copies of exhibits to STERIS’s Annual Report on Form 10-K should be submitted

8    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

General Information: Votes Required to Adopt Proposals

to the Office of the Company Secretary, STERIS plc, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. A nominal fee may be charged for Exhibits (which fee will be limited to the expenses we incur in providing you with the requested exhibits). STERIS’s Annual Report on Form 10-K, including exhibits, and STERIS’s Irish Statutory Accounts are also available free of charge through our website in the “Online IR Kit” in the “Shareholder Resources” section of steris-ir.com. Nothing contained on or accessible through that website shall be deemed to be part of this Proxy Statement.

Votes Required to Adopt Proposals

Ordinary Shares represented by properly executed proxies will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted “FOR” all proposals contained in the foregoing Notice of 2022 Annual Meeting of Shareholders.

Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. An abstention or a broker non-vote will have no effect with respect to the election of a director nominee. The proposal to elect directors is presented as separate ordinary resolutions. Each Director nominee will be elected, assuming a quorum is present, if a majority of the votes cast are in favor of his or her election. The other proposals are also proposed as ordinary resolutions requiring, assuming a quorum is present, a majority of the votes cast to be in favor of passage. Consequently, an abstention or broker non-vote also will have no effect on the passage of any of these proposals as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Shareholder votes will be tabulated by a representative of Broadridge, our independent inspector of elections for the Annual Meeting.

Purposes of Annual Meeting

The Annual Meeting has been called for the purposes set forth in the foregoing Notice of 2022 Annual General Meeting of Shareholders. The persons named in the accompanying proxy form have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote “FOR” for all proposals contained in the foregoing Notice of 2022 Annual General Meeting of Shareholders.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    9

PROPOSAL 1—RESOLUTIONS REGARDING THE ELECTION OF DIRECTORS

All nine of the current members of our Board of Directors (the “Board” or “Board of Directors”) have been nominated for and are standing for re-election at the Annual Meeting. The Nominating and Governance Committee recommended the nine nominees to serve on the Board for an additional term. All nominees for Director have consented to be named and have agreed to serve as Directors, if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a Director. However, if any nominee should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board.

The term of each re-elected Director will expire at the next annual general meeting of shareholders, and each Director will continue in office until the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation. Under the terms of the Company’s current Articles, the Board shall consist of such number of Directors as the Board may determine from time to time (subject to a maximum of fifteen and a minimum of seven). The size of the Board is currently set at nine members is authorized to have up to fifteen and not less than seven members. Proxies cannot be voted for a greater number of directors than the nine nominees as identified in this Proxy Statement.

Each of the nine nominees for Director will be elected by the vote of a majority of the votes cast with respect to such nominee, which means that the number of votes cast for a nominee must exceed the number of votes cast against that nominee. A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting for a nominee. For purposes of determining the outcome of the vote, abstentions will not be considered ‘votes cast’.

Unless a proxy contains instructions to the contrary, it is assumed that the proxy will be voted FOR the re-election of each nominee for Director named on the following pages.

STERIS values a number of attributes and criteria when identifying nominees to serve as a Director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities, time availability, and diversity. In addition to the specific experience and qualifications set forth below, we believe all of the nominees are individuals with a reputation for integrity, demonstrate strong leadership capabilities, and are able to work collaboratively to make contributions to the Board and Company.

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Proposal 1: Nominees for Election as Directors

Nominees for Election as Directors

Biographical and other background information concerning each nominee for Director is set forth below. This information includes each nominee’s principal occupation as well as a discussion of the specific experience, qualifications, attributes, and skills of each nominee that led to the Board’s conclusion that such nominee should serve as a Director. Ages and other biographical information provided for all Directors are as of June 7, 2022. In addition, set forth below is the period during which each nominee has served as a Director of STERIS. For those persons who served as Directors or executives of Old STERIS immediately prior to the Redomiciliation and STERIS Corporation immediately prior to the Combination, the specified period includes their periods of service as Directors or executives of Old STERIS or STERIS Corporation, as the case may be, as STERIS plc’s predecessors. The information presented below has been confirmed by each nominee for purposes of its inclusion in this Proxy Statement.

Richard C. Breeden, age 72, director since April 2008, and Chairman and Chief Executive Officer of Breeden Capital Management LLC since 2005. Since 1996 he has also been Chairman of Richard C. Breeden & Co., LLC, a professional services firm providing consulting services. From time to time Mr. Breeden also handles asset distributions to victims of unlawful conduct, typically on behalf of U.S. Government agencies. Since late 2012, Mr. Breeden has served as Special Master on behalf of the U.S. Department of Justice to administer and distribute just over $4 billion in forfeited assets to victims of the fraud at Madoff Securities through the Madoff Victim Fund. Mr. Breeden has previously handled asset distributions to victims of unlawful conduct at WorldCom, Enron, Adelphia, Royal Dutch Shell, British Petroleum, JPMorgan Chase, and other companies. Mr. Breeden served as Chairman of the SEC from 1989 to 1993.

Daniel A. Carestio, age 49, director since January 2021, and President and CEO of the Company since July 2021. He served as Senior Vice President and Chief Operating Officer from August 2018 to July 2021. He served as Senior Vice President, Sterilization and Disinfection from February 2018 to July 2018 and as Senior Vice President, STERIS Applied Sterilization Technologies and Life Sciences from August 2015 to February 2018.

Cynthia L. Feldmann, age 69, director since March 2005 and President and Founder of Jetty Lane Associates, a consulting firm, from December 2005 to December 2011. Ms. Feldmann is a retired certified public accountant with 27 years of experience in two large global accounting firms. From 2003 to 2005, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP. From 1994 to 2002, Ms. Feldmann was a partner with KPMG LLP, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. From 1975 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP), and during that time was named Partner-in-Charge of its Life Sciences practice. Ms. Feldmann has a Bachelor of Science, Accounting, and holds a Master Professional Director Certification from the American College of Corporate Directors. Ms. Feldmann served as a director of HeartWare International, Inc. until August 2016 and served as a director of Hanger, Inc. until January 2018. Ms. Feldmann is a director of, and a member of the Nominating Committee and chair of the Audit Committee of, UFP Technologies, Inc. and is a director of and serves on the Audit Committee of Frequency Therapeutics, and is a director of and serves on the Science and Technology Committee of Alexandria Real Estate Equities, Inc.

Christopher S. Holland, age 55, director since July 2020, and former Senior Vice President and Chief Financial Officer of C.R. Bard, a developer, manufacturer, and marketer of medical technologies, from

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Proposal 1: Nominees for Election as Directors

May 2012 until its December 2017 acquisition by Becton, Dickinson and Company. From 2015 through 2017, Mr. Holland’s responsibilities also included business development, corporate marketing, reimbursement, healthcare economics and strategy. From 2013 through 2015, he also had operating responsibility for Bard Medical Division. Earlier, Mr. Holland was Senior VP, Finance, and Treasurer of Aramark Corporation, a global provider of food, facilities and uniform services, from 2006 through 2012, and Vice President and Treasurer from 2003 to 2006. Prior to joining Aramark, he served as Vice President and medical device sector head at J.P. Morgan and Company, Inc. from 1999 to 2003. Prior to that, Mr. Holland held various positions of increasing responsibility at J.P. Morgan. He also has served as a director of Jabil Inc. since January 2018 and is Chair of the Audit Committee and a member of the Cybersecurity Committee of Jabil Inc..

Dr. Jacqueline B. Kosecoff, age 72, director since October 2003 and, since March 2012, Managing Partner, Moriah Partners, LLC, a private equity firm focused on health services and technology, and Senior Advisor to Warburg Pincus LLC, a private equity fund. She also has served as a member of the Executive Advisory Board of SAP America, Inc., a software and enterprise applications provider, from November 2010 through May 2017. From October 2007 to November 2011, Dr. Kosecoff served as Chief Executive Officer of OptumRx (formerly named Prescriptions Solutions), a pharmacy benefits management company and subsidiary of UnitedHealth Group, and continued to serve as a senior advisor to OptumRx from December 2011 to February 2012. Dr. Kosecoff served as Chief Executive Officer of Ovations Pharmacy Solutions, a UnitedHealth Group company, from December 2005 to October 2007. From July 2002 to December 2005, Dr. Kosecoff served as Executive Vice President, Specialty Companies, of PacifiCare Health Systems, Inc., one of the nation’s largest consumer health organizations. From 1998 to 2002, Dr. Kosecoff was President and Founder of Protocare, Inc., a firm involved in the development and testing of drugs, devices, biopharmaceutical and nutritional products, and consulting and analytic services. Dr. Kosecoff is a director of GoodRx Holdings, Houlihan Lokey, TriNet Group, Inc. and Alignment Healthcare. Dr. Kosecoff served as a director of athenahealth, Inc. until February 2019 and of Sealed Air Corporation until May 2021.

Paul E. Martin, age 64, director since May 2021 and former Senior Vice President & Chief Information Officer of Baxter International, a multinational health care company, from January 2011 to October 2020. Mr. Martin also serves as director of Unisys Corporation, Ping Identity Holdings, and Owens Corning, a member of the Audit and Finance Committee of Unisys Corporation and Chair of its Security and Risk Committee, a member of the Audit and Finance Committees of Owens Corning, and a member of the Audit Committee of Ping Identity Holdings.

Dr. Nirav R. Shah, age 50, director since May 2018. Dr. Shah has served on the faculty of Stanford University since August 2018 and served from March of 2022 as Chief Medical Officer of Olea Health. Previously, Dr. Shah served from July 2020 through March 2022 as Chief Medical Officer of doc.ai, inc., and its successor, Sharecare Inc., a digital healthcare platform company. Dr. Shah also served as Commissioner of Health of the State of New York from January 2011 to May 2014 and as Senior Vice President and Chief Operating Officer for Clinical Operations for Kaiser Permanente Southern California from May 2014 to October 2017. Dr. Shah is a graduate of Harvard College and Yale School of Medicine and is Board Certified in Internal Medicine.

Dr. Mohsen M. Sohi, age 63, director since July 2005, and Chairman of the Board of Directors of STERIS since July 28, 2018. Since July 2012, Dr. Sohi has served as Chief Executive Officer of Freudenberg and Co., a general multi-industry company serving industries that include automotive, medical, aerospace, oil and gas, and power generation and transmission. From July 2010 to

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Proposal 1: Nominees for Election as Directors

June 2012, Dr. Sohi served as Managing Partner of Freudenberg and Co. From March 2003 through June 2010, Dr. Sohi served as President and Chief Executive Officer of Freudenberg-NOK, a privately-held joint venture partnership between Freudenberg and NOK Corp. of Japan, one of the world’s largest producers of elastomeric seals and custom molded products for automotive and other applications. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions Division. Prior to NCR, Dr. Sohi was with Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc.,    providers of aerospace, automation and control solutions, specialty materials, and transportation systems, for 14 years, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi previously served as a director of Aviat Networks, Inc. (formerly known as Harris Stratex Networks, Inc.) from 2007 until January 2015 and Hayes Lemmerz International from 2004 until 2009. Mr. Sohi serves as a member of the Supervisory Board of ZF AG and of the Board of Tetra Laval Group.

Dr. Richard Steeves, age 60, director since November 2015. Dr. Steeves served as Chief Executive Officer and director of Synergy Health plc, a provider of specialty outsourced services to the healthcare and related industries, from 1992 until 2015, and founded the Company in 1991. Dr. Steeves served as a director of Gama Aviation plc from January 2018 to February 2019. Dr. Steeves has served since July 2017 as Executive Chairman of Advanced Research Cryptography Ltd., since October 2017 as Chairman of TrustFlight Ltd., and since April 2018 as Nonexecutive Chairman of Future Health Works Ltd.

The Board of Directors believes that each of the director nominees has the necessary personal and professional ethics, integrity, experience, commitment, judgment, diversity of background, and other attributes to make them well qualified to serve as a director of STERIS, including the following:

•

Mr. Breeden’s experience as Chairman of the SEC, CEO of an investment advisory firm, and a director of several public companies; Mr. Breeden’s experience provides our Board with extensive managerial, governance and regulatory insights regarding issues facing public companies; as an investor, Mr. Breeden also provides valuable insight on issues such as shareholder return, executive compensation programs, and capital structure;

•

Mr. Carestio’s many years of experience in all operating aspects of STERIS’s business and familiarity with healthcare and related industries and the Company’s Customers. Mr. Carestio leads the management team, assists the Board in its oversight of the Company, and provides unique perspectives into healthcare and related industries and our operations, direction and strategies;

•

Ms. Feldmann’s experience as Partner-in-Charge of a national medical technologies practice and Life Sciences practice for leading public accounting firms and director of publicly traded companies; Ms. Feldmann’s overall experience and financial expertise supports the Board’s oversight of critical financial policy, reporting, and risk matters encountered by public companies;

•

Mr. Holland’s thirty plus years of combined professional experience as a finance executive and investment banker, including experience as the CFO of a publicly traded medical technologies company; Mr. Holland’s extensive financial experience and experience relating to the healthcare industry, medical devices and technology, provide our Board with invaluable experience and expertise relative to those matters;

•	Dr. Kosecoff’s experience as Chief Executive Officer for a number of large healthcare organizations and a director of publicly traded companies; Dr. Kosecoff’s background provides our Board with

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Proposal 1: Nominees for Election as Directors

extensive managerial, government and regulatory experiences, and insight in the healthcare industry;

•

Mr. Martin’s extensive professional management experience as an information technology executive, his technology and security risk experience and his financial experience; Mr. Martin’s IT experience as well as international experience and life sciences and healthcare experience provide the Company with invaluable resources and strengthen our Board’s oversight of information security and healthcare matters;

•

Dr. Shah’s experience at one of the nation’s leading public health agencies and service as COO for Clinical Operations of one of America’s leading health care providers and not-for-profit health plans; Dr. Shah provides the Board with years of policy and regulatory experience, management experience in our industry and experience as a practicing physician, as well as a new area of focus in innovative models in healthcare;

•

Dr. Sohi’s experience as President and Chief Executive Officer of international industrial companies and international operating experience; Dr. Sohi provides our Board with substantial strategic planning, manufacturing, operational excellence, executive development, succession planning, and international experience, which are important factors for the Board’s oversight and the Company’s strategies; and

•

Dr. Steeves’s previous role as founder and former Chief Executive Officer of Synergy Health plc; Dr. Steeves provides the Board with extensive legacy business knowledge, as well as a strong technical and science background and knowledge of issues facing healthcare and medical device companies, particularly in the U.K. and Europe.

THE MEMBERS OF OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE FOR THE ELECTION OF EACH OF RICHARD C. BREEDEN, DANIEL A. CARESTIO, CYNTHIA L. FELDMANN, CHRISTOPHER S. HOLLAND, DR. JACQUELINE B. KOSECOFF, PAUL E. MARTIN, DR. NIRAV R. SHAH, DR. MOHSEN M. SOHI, AND DR. RICHARD STEEVES AS DIRECTORS OF THE COMPANY.

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PROPOSAL 2—RESOLUTION REGARDING RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as STERIS’s independent registered public accounting firm for the fiscal year ending March 31, 2023. Ernst & Young LLP was retained in 2015 as the independent registered public accounting firm of our predecessor entity, Old STERIS, and was first retained in 1989 as the independent registered public accounting firm of Old STERIS’s predecessor entity, STERIS Corporation, and served in that capacity continuously through the Combination and the Redomiciliation. The appointment was based upon the considerations described in the Section “Independent Registered Public Accounting Firm” that begins on page 32, including the evaluation described therein.

Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board and Audit Committee believe it appropriate as a matter of corporate governance policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the fiscal year ending March 31, 2023. If this proposal does not receive the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting, the Audit Committee will reconsider the appointment.

We anticipate that the lead audit partner from Ernst & Young LLP will be present at the Annual Meeting. The lead audit partner (or other attending representative) will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any appropriate questions that may be submitted by shareholders at the Annual Meeting.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING MARCH 31, 2023.

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PROPOSAL 3—RESOLUTION APPOINTING ERNST & YOUNG CHARTERED ACCOUNTANTS AS THE COMPANY’S IRISH STATUTORY AUDITOR

The Irish Companies Act requires that our statutory auditors be appointed at each annual general meeting of Shareholders, to hold office from the conclusion of the annual general meeting until the conclusion of the next annual general meeting. Ernst & Young Chartered Accountants has served as our Irish statutory auditor since the Redomiciliation and is affiliated with Ernst & Young LLP, who served as the U.K. statutory auditor of Old STERIS prior to the Redomiciliation from 2015 to 2019. Our Audit Committee has recommended that Ernst & Young Chartered Accountants be appointed as our Irish statutory auditor. If this resolution does not receive the affirmative vote of the holders of a majority of the shares cast in person or by proxy at the Annual Meeting, the Board may appoint a person or firm to fill the vacancy.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG CHARTERED ACCOUNTANTS AS OUR IRISH STATUTORY AUDITOR TO HOLD OFFICE FROM THE CONCLUSION OF THE ANNUAL MEETING UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF THE COMPANY.

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PROPOSAL 4—RESOLUTION TO AUTHORIZE THE BOARD OF DIRECTORS OR THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE REMUNERATION OF ERNST & YOUNG CHARTERED ACCOUNTANTS AS THE COMPANY’S IRISH STATUTORY AUDITOR

Under the Irish Companies Act, the remuneration of our Ireland statutory auditor must be fixed by the shareholders in a general meeting or in such other manner as the shareholders may determine. We are asking our shareholders to authorize our Board or the Audit Committee to determine Ernst & Young Chartered Accountant’s remuneration as our Irish statutory auditor. It is expected that the Board would delegate the authority to determine the remuneration of the Irish statutory auditor for the Company’s fiscal year ending March 31, 2023 to the Audit Committee in accordance with the Board’s procedures and applicable law.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS OR AUDIT COMMITTEE TO DETERMINE OUR IRISH STATUTORY AUDITOR’S REMUNERATION.

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PROPOSAL 5—ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

We believe that our compensation policies and procedures are based on a pay-for-performance philosophy and are aligned with the long-term interests of our shareholders. However, to obtain the specific input of shareholders with respect to these policies and procedures in accordance with the provisions of the United States Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the United States Securities Exchange Act of 1934 (“Exchange Act”), the proposal described below provides shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of our named executive officers.

This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to provide input to endorse or not endorse the compensation of the Company’s named executive officers. The Company’s predecessors, STERIS Corporation and Old STERIS, conducted say on pay votes every year beginning in 2010 and continuing through 2018. We have held annual say on pay votes since 2019 and expect to continue to hold our say on pay votes on an annual basis. We expect to hold our next say on pay vote at our 2023 annual general meeting of shareholders. We strongly encourage you to carefully review the Compensation Discussion and Analysis and compensation tables and narrative discussions and related material beginning on page 35 of this Proxy Statement. Thereafter, we request your input on the compensation of the Company’s named executive officers through your vote on the following resolution:

“Resolved, that the shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in the Company’s proxy statement dated June 14, 2022.”

The non-binding resolution to approve the compensation of our named executive officers will be considered adopted if approved by the affirmative vote of the holders of a majority of the votes cast by shareholders represented in person or by proxy and entitled to vote thereon. Because your vote is advisory, it will not be binding upon the Board or the Compensation and Organization Development Committee. However, the Compensation and Organization Development Committee will take into account the outcome of the vote when considering future executive compensation decisions.

OUR BOARD OF DIRECTORS AND COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

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PROPOSAL 6—RESOLUTION TO TRANSACT SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING

The Board is not aware of any business to be acted upon at the Annual Meeting other than that described in this Proxy Statement. If any other business properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment and to the extent permitted by applicable law with respect to such matters in their discretion.

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UNLESS OTHERWISE SPECIFIED, THE PROXY HOLDERS WILL VOTE “FOR” FOR ALL

PROPOSALS.

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BOARD OF DIRECTORS INFORMATION

Board Meetings and Committees

Our Board of Directors met five times during the fiscal year ended March 31, 2022. The Board has four standing committees—the Audit Committee, the Compensation and Organization Development Committee, the Nominating and Governance Committee and the Compliance and Technology Committee (collectively, the “Board Committees”). Each committee has adopted a written charter that may be found at the “Corporate Governance” section of steris-ir.com. A copy of each charter will also be made available upon a request sent to the Company’s Secretary. From time to time, our Board may also establish various special committees.

AUDIT COMMITTEE

Mr. Breeden, Ms. Feldmann, Mr. Holland, and Dr. Steeves are the current members of the Audit Committee. The Audit Committee provides oversight relating to the integrity of the Company’s financial statements and effectiveness of the Company’s internal controls over financial reporting, including its systems of internal accounting and financial controls, the internal audit process, the annual independent audit of the Company’s annual financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors as required by U.S. law under the Exchange Act, and information technology and security matters. The Audit Committee also has the authority to establish and approve the Company’s investment and financial policy and banking policies and relationships.

SEC rules provide that all members of the Audit Committee of a public company meet certain independence criteria. The Board has determined that Mr. Breeden, Ms. Feldmann, Mr. Holland, and Dr. Steeves each meet the independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards, and are “financially literate” and have accounting or related financial expertise within the meaning of NYSE listing standards. The Board has further determined that each of Mr. Breeden, Mr. Holland, Ms. Feldmann and Dr. Steeves qualifies as an “audit committee financial expert” in accordance with Item 407(d)(5)(ii) of Regulation S-K. Mr. Breeden, who is the Committee Chair, was determined to qualify as an audit committee financial expert as a result of the Board’s examination of his education, and other board and audit committee experiences. Mr. Breeden managed an equity investment firm for more than ten years requiring him to regularly review financial statements of portfolio companies or companies being considered for a potential investment . He has served on or chaired audit committees of several companies and was a senior partner of a major audit firm (non-CPA) for several years. He served on the Standing Advisory Group of the PCAOB, in which capacity he regularly reviewed issues of auditor performance and audit professionalism standards. He has been a consultant or corporate monitor charged with reviewing internal controls in several companies, and for nearly four years, served as Chairman of the U.S. Securities and Exchange Commission where he had extensive dealings with both audit and accounting standards, as well as the financial statements of companies issuing securities of all types. The Audit Committee met 8 times during fiscal 2022. A copy of the Audit Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

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Board of Directors Information: Board Meetings and Committees

COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE

Dr. Kosecoff, Mr. Holland, Mr. Martin, and Dr. Shah are the current members of the Compensation and Organization Development Committee. SEC rules provide that only a person who meets certain independence criteria may serve on the compensation committee of a public company. The Board has determined that Dr. Kosecoff, Mr. Holland, Mr. Martin, and Dr. Shah each meet those independence criteria for compensation committee members and that all such members are also independent within the meaning of the NYSE listing standards and SEC rules. None of the members of the Compensation and Organization Development Committee had any interlocking relationships with the Company within the meaning of SEC rules.

The Compensation and Organization Development Committee is responsible for the Company’s general compensation philosophy for senior management, including approval of the compensation of the President and Chief Executive Officer and elements of other senior management compensation. The Compensation and Organization Development Committee’s approval is required for equity grants to the named executive officers and other executive officers and eligible employees under the Company’s 2006 Long-Term Equity Incentive Plan and for cash bonus payments to senior management under the Company’s Management Incentive Compensation Plan, as well as the aggregate amount payable under such Plan. In making these decisions, the Compensation and Organization Development Committee considers the recommendations of the President and Chief Executive Officer (with respect to other members of senior management) and the Committee’s compensation consultant. The Compensation and Organization Development Committee also is responsible for overseeing the Company’s human capital and work environment (including diversity, gender equity, HR-related ethics complaints, management development, succession planning and other related areas of focus). The Compensation and Organization Development Committee is authorized to and has regularly retained independent compensation consultants to assist with the discharge of its compensation responsibilities. A more detailed description of this process is located under “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 35.

The Compensation and Organization Development Committee met six times during fiscal 2022. A copy of the Compensation and Organization Development Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

NOMINATING AND GOVERNANCE COMMITTEE

Ms. Feldmann, Mr. Breeden, and Dr. Kosecoff are the current members of the Nominating and Governance Committee. The Board has determined that all members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards. The Nominating and Governance Committee provides oversight relating to the administration of the Company’s policies, programs, and procedures with respect to: senior management succession planning and other management and organizational development activities; the identification and recommendation to the Board of director nominees for appointment or election to the Board of Directors; the development and recommendation to the Board of corporate governance principles applicable to the Board and the Company and assisting the Board on its oversight of activities relating to corporate reputation, responsibility, environmental, social and governance matters, as well as the Company’s public policy, government relations and advocacy activities; overseeing the process for evaluation of governance matters generally, including Board, Board Committees, and CEO evaluations; evaluation of related person transactions and potential conflicts; evaluation of

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Board of Directors Information: Board Meetings and Committees

shareholder proposals; compliance with the Board’s governance guidelines; and assessing and overseeing nonemployee Director compensation and making recommendations with respect to compensation of nonemployee Directors for approval by the Board. The Nominating and Governance Committee also regularly reviews the Company’s ESG issues and efforts, emerging practices and standards, and the Company’s communications and disclosures regarding ESG.

The Nominating and Governance Committee met four times during fiscal 2022. A copy of the Nominating and Governance Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

COMPLIANCE AND TECHNOLOGY COMMITTEE

Dr. Steeves, Mr. Carestio, Mr. Paul Martin, and Dr. Shah are the current members of the Compliance and Technology Committee. The Compliance and Technology Committee provides oversight relating to matters of non-financial compliance, including legal, regulatory, quality, and health, safety and environmental matters, compliance with applicable laws and regulations, and compliance programs and policies. The Compliance and Technology Committee’s authority was expanded in fiscal 2022 to include oversight of the Company’s development, application, and protection of science, technology, and innovation, including review of the scope, resources, and effectiveness of the Company’s research and development, new product development, and intellectual property protection. The Compliance and Technology Committee met 4 times during fiscal 2022. A copy of the Compliance and Technology Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

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Board of Directors Information: Board Meetings and Committees

Meetings

Each incumbent director attended more than 75% in the aggregate of all meetings of the Board of Directors and the Committees on which he or she served while in office during fiscal 2022.

Summary Table of Standing Committee Members

The following table summarizes the membership of the Board’s standing Committees during fiscal 2022 and the Committee Chairs at the end of fiscal 2022:

Directors	Audit	Compensation and Organization Development	Compliance and Technology	Nominating and Governance

Richard C. Breeden		*

Daniel Carestio			*

Cynthia L. Feldmann	*		*

Christopher S. Holland

Dr. Jacqueline Kosecoff

David B. Lewis	*			*

Walter M Rosebrough, Jr.			*

Paul E. Martin		*

Dr. Nirav Shah

Dr. Richard M. Steeves	*

= Member

= Chairperson

* = Committee member during part of fiscal 2022

The Board and Oversight of Risk Generally

The Board has determined that the existing leadership structure, with an independent, nonexecutive serving as Chairman of the Board and a separate person serving as President and Chief Executive Officer, as well as a director, is currently the most efficient and effective structure for the Company. The Board believes that separation of the Chairman of the Board and CEO roles provides an effective balance between management and director participation in the Board process.

The Board of Directors and each of its standing Committees has oversight with respect to business risks identified by the Company or risks which the Directors may identify or consider based on their experience. Management of the Company is responsible for the operation of the business and the reasonable management of risks that may arise in the course of our business, and must provide the appropriate control environment, and procedures and programs to identify, detect, and reasonably manage risks encountered by the Company. While they do not conduct risk-related audits or implement risk-related procedures, the Board and its Committees endeavor to understand the Company’s strategies and drivers of success, engage in a constructive dialogue with management about potential risks and risk management, and monitor the Company’s internal control and compliance activities. For example: (1) the Audit Committee monitors internal controls and litigation

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Board of Directors Information: Board Meetings and Committees

and cybersecurity and cybersecurity risks; (2) the Compliance and Technology Committee monitors quality, regulatory and legal compliance risks and protection of the Company’s technology, innovation and intellectual property; (3) the Compensation and Organization Development Committee provides risk oversight regarding the Company’s incentive and other compensation programs and practices and human capital management; (4) the Nominating and Governance Committee provides oversight regarding potential conflicts, governance and succession risks; and (5) the Board provides oversight concerning the Company’s enterprise risk management process, which is our integrated, process-orientated, approach to managing key business risks. Each Committee also provides reports on risk oversight matters in its area of responsibility to the Board. In providing this oversight, the Board and Committees rely on information, opinions, reports or statements, including financial statements and other data prepared or presented by officers or employees of the Company, legal counsel, independent accountants, or other professional or expert advisors.

Cybersecurity Oversight

The Board recognizes the importance of maintaining the trust and confidence of our Customers and employees to safeguard sensitive information and the integrity of our information systems. To more effectively prevent, detect and respond to information security threats, the Company has formed an Executive Cybersecurity Steering Committee consisting of the Vice President, Compliance; Senior Vice President, General Counsel and Secretary; Senior Vice President and Chief Financial Officer; Vice President, Controller and Chief Accounting Officer; and Chief Information Officer, and has appointed a Chief Information Security Officer (“CISO”) reporting to the Chief Information Officer. The CISO, along with his team, is responsible for leading an enterprise-wide information security strategy, including policy, standards, architecture, and processes, and managing many of the security services that run on PCs and servers. The Audit Committee meets with the CISO and various members of the Executive Cybersecurity Steering Committee routinely to review and discuss the Company’s cyber risks and threats, incident responses, technology, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security program and the emerging threat landscape.

The Audit Committee’s engagement of Ernst & Young LLP to audit the Company’s internal controls over financial reporting includes SOX testing with respect to processes and procedures designed to control access to information systems. An independent third-party security company engaged by the Company tests for cyber vulnerabilities on a monthly basis. Another third party performs penetration tests on an annual basis. The Company also has initiated regular information technology reviews performed by a third party based on the NIST Cybersecurity Framework.

The Company also conducts information security and awareness training to ensure that employees are aware of information security risks and to enable them to take steps to mitigate those risks. As part of this program, the Company also takes steps designed to provide appropriate guidance regarding security to our executive management and employees, including any employee who may come into possession of confidential financial information.

The Company has begun conducting cybersecurity “tabletop” exercises administered by an independent third party with respect to breach and other problematic information security scenarios. The administrator posed questions to participants and advised how other companies typically respond to similar situations. Participants included the Company’s President and CEO; Senior Vice President, General Counsel and Secretary; Senior Vice President and Chief Financial Officer; Vice President, Controller and Chief Accounting Officer; Vice President, Compliance; Chief Information Officer; and CISO; and other members of executive management and employees.

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Board of Directors Information: Board Meetings and Committees

To date, no attempted cyber-attack or other attempted intrusion on our information technology networks has resulted in a material adverse impact on our operations or financial results, or in any penalties or settlements. In the event an attack or other intrusion were to be successful, we have a response team of internal and external resources engaged and prepared to respond. We also maintain cyber liability insurance to help mitigate potential liabilities resulting from cyber issues.

The Company also has various technical, administrative, and physical safeguards in place to help protect against unauthorized access to, use, or disclosure of the Customer and individual information and data we collect and store. The Company’s Vice President, Compliance is responsible for supervision of the Company’s Compliance Department and assesses the effectiveness of privacy controls and compliance with various legislative and regulatory requirements. The Company’s Audit Committee also is responsible for reviewing data privacy risks, as well as steps taken by management to understand and mitigate such risks. The Vice President, Compliance periodically provides updates on data privacy issues to the Audit Committee.

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Board of Directors Information: Governance Generally

Governance Generally

Our business is managed by our employees under the oversight of the Board of Directors. The Board of Directors directs and oversees the management of the business and affairs of the Company, and serves as the ultimate decision making body of the Company except for those matters reserved to our shareholders at law or under our Articles. The Board oversees the STERIS management team, to whom it has delegated responsibility for the Company’s day-to-day operations, as well as other matters. While the Board’s oversight role is very broad and may concentrate on different areas from time to time, its primary areas of focus are oversight of strategy, governance and compliance, as well as assessing management’s performance. In many of these areas, significant responsibilities are delegated to Board Committees. Except for Messrs. Walter Rosebrough, Jr., former President and CEO, and Daniel Carestio, current President and CEO, of the Company, none of the Board members were an employee of the Company during fiscal 2022. The Board limits membership of the Audit Committee, Compensation and Organization Development Committee, and Nominating and Governance Committee to persons determined to be independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct and the Director Code of Ethics, provide the framework for the governance of the Company. Our Director Code of Ethics, Governance Guidelines, Code of Business Conduct, Board Committee charters and other corporate governance information are available at the Corporate Governance section of steris-ir.com. Any shareholder also may request these items in print, without charge, by submitting a request to the Company Secretary.

The Board of Directors has charged the Nominating and Governance Committee with helping the Company to remain in the forefront of good corporate governance. The Nominating and Governance Committee is responsible for periodically reviewing and making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Independence Standards

The Board has determined that independent directors should comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. Under our Governance Guidelines, an independent director is one who meets the definition of independence as defined by NYSE listing requirements. A director will not be considered independent if he or she has a material relationship with the Company. Generally, the Board will not consider a director to be independent under the following circumstances:

•

The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer, of the Company;

•

The director or an immediate family member has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the director is a current employee of such firm; (c) the director has an immediate family member who is a current employee of such a firm who participates in the firm’s audit,

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Board of Directors Information: Governance Generally

assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the present executive officers at the same time serves or served on that entity’s compensation committee;

•

The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such entity’s consolidated gross revenues; or

•

The director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or two percent of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors determined that all of the following incumbent directors are independent within the meaning of NYSE listing requirements: Richard C. Breeden, Cynthia L. Feldmann, Christopher S. Holland, Dr. Jacqueline B. Kosecoff, Paul E. Martin, Dr. Nirav R. Shah, Dr. Mohsen M. Sohi, and Dr. Richard M. Steeves. The Board of Directors also determined that each of the Compensation and Organization Development Committee members meets the additional requirements for independence required to be a member of a compensation committee under NYSE listing requirements and applicable law. The Board of Directors also has determined that each of the members of the Audit Committee meets the requirements for independence and financial literacy and possesses the accounting or related financial management expertise required to be a member of an audit committee under NYSE listing requirements and applicable law and is an audit committee financial expert as defined in SEC regulations. The Board of Directors has further determined that all members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards.

Related Person Transactions

Since the beginning of fiscal 2022, we have not been a participant in, and there are not currently proposed, any related person transactions (within the meaning of, and required to be disclosed under, Item 404(a) of Regulation S-K).

Our Director Code of Ethics provides that STERIS directors may not receive any loans, consulting fees, or other material personal profit or benefit in connection with any transaction involving STERIS, other than compensation, expense payments and committee fees as a director (or in the case of a director employed by the Company, compensation as an employee), as approved by the full Board. Other than such payments, a director must disclose to the Company’s General Counsel any transaction, or proposed transaction, between a STERIS entity and the director, a member of the director’s immediate family, or a business the director or an immediate family member owns, controls, or has a substantial interest in. Directors also may not have a personal or family financial interest in any STERIS supplier, customer, consultant, reseller or competitor that has a reasonable potential for causing a conflict of interest or divided loyalty or resulting in material personal gain.

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Board of Directors Information: Governance Generally

Our Code of Business Conduct for employees requires that relationships with third parties, as well as all business decisions, be based on what is required by law and in the best interests of STERIS, and not be motivated or influenced by personal considerations. This Code also requires that employees discuss with their supervisor or the STERIS Legal Department any activity that might create a conflict of interest, including personal financial interests that might reasonably affect their business judgment on behalf of the Company. Our Conflicts of Interest Policy also contains prohibitions with respect to conflicts of interest or transactions involving personal financial gain.

In addition, our Board has adopted a policy with respect to related party transactions. In general, this policy requires that all transactions or proposed transactions between the Company and a related party that exceed $120,000 and in which the related party has a direct or indirect material interest, be disclosed to and ratified or approved by the Nominating and Governance Committee or by disinterested members of our full Board. Under this policy, related parties include all of our Directors and executive officers and their immediate family members, and entities owned (more than 5% ownership) by a Director, executive officer or their immediate family members. In fiscal year 2022, there were no related party transactions between us and related parties that required ratification or approval under this policy.

Governance Guidelines

Our Board adopted its Governance Guidelines to assist primarily with the proper management and governance of the activities of the Board. The following is a summary of those Guidelines. A complete copy of the Governance Guidelines may be found at the “Corporate Governance” section of steris-ir.com.

Term—There is no limitation on the number of terms a Director may serve. However, the Nominating and Governance Committee will not ordinarily recommend a nominee for election for a term beginning on or after the nominee’s 75th birthday unless it has determined that under the circumstances such nomination would be in the best interest of the Company and its shareholders.

Annual Meeting of Shareholders—The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of the current Directors attended the 2021 Annual Meeting of Shareholders in person or via telecommunication equipment.

Executive Sessions—The independent Directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. During fiscal 2022, the independent Directors met in executive session 4 times. The Chairman or Lead Director (if the Chairman is not independent) will assume the chair of the meetings of independent Directors and assume such further tasks as set forth in the Governance Guidelines and as the independent Directors may determine from time to time. As indicated under “Independence Standards” above, the current Chairman has been determined to be independent.

Authority—Each member of the Board has complete and open access to management. Board members are expected to use their judgment so as to not distract management from the day-to-day operation of the Company. The Board and each Committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer in advance.

Board and Committee Evaluations—The Board has conducted self-evaluations as well as individual director evaluations to assess the effectiveness of the Board and its members. The

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Board of Directors Information: Governance Generally

Chairman (or Lead Director, if the Chairman is not independent) and the Nominating and Governance Committee coordinate these evaluations. The purpose of these self-evaluations is to increase the effectiveness of the Board and each Committee, as well as their individual members. Changes in Board committee structure, if any, are to be evaluated and recommended by the Nominating and Governance Committee, but require the concurrence of the full Board.

Majority Voting—If an incumbent nominee for Director in an uncontested election does not receive the vote of at least the majority of the votes cast at any meeting for the election of Directors at which a quorum is present, and no successor has been elected at such meeting, the Director will promptly offer his or her resignation as a Director to the Board of Directors. A majority of votes cast for the purposes of this provision means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

The Nominating and Governance Committee will make a recommendation to the Board regarding whether to accept or reject the offered resignation or whether other action should be taken. The Board will consider the offer of resignation and disclose its decision regarding the offer and the rationale for its decision within 90 days from the date of the certification of the election results. If an incumbent Director’s offer of resignation is not accepted by the Board, such fact will be promptly communicated to the Director and such Director will continue to serve until a successor is duly elected, or such Director’s earlier resignation or removal.

If a director’s resignation is accepted by the Board, then the resignation will be effective as of the date of acceptance, and the acceptance will be promptly communicated to the Director. If a Director’s resignation is accepted in the foregoing circumstances, or a director otherwise resigns or is removed or fails to be re-nominated, then the Board, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, pursuant to the Company’s Articles. If an election of directors is contested, a plurality voting standard shall apply to all directors.

New Director Orientation—All new Directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. New Directors will also be introduced to our senior management, internal auditor, and independent auditor. In addition, from time to time, Directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Nominating and Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

Attendance at Meetings—In order to effectively oversee management, all Directors are expected to attend Board meetings and meetings of committees of which they are members. Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

Shareholder Communications—Shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to STERIS plc, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, Attention: Corporate Secretary. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded directly to the chairperson of the Audit Committee. All other communications will be provided to the individual Directors or group of Directors to whom they are addressed. Communications that are considered to be improper for

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Board of Directors Information: Governance Generally

submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine Customer matters, communications that do not relate, directly or indirectly, to our business and communications that relate to improper or irrelevant topics.

Insider Trading Policy—Hedging and Pledging of Company Securities

The Company maintains an Insider Trading Policy which restricts activities in or relating to Company stock by Directors, executive officers and employees, and their respective related persons. These restrictions include advance clearance requirements for Directors, executive officers and certain other employees for all transactions as well as “blackout” provisions. The Insider Trading Policy also includes a blanket prohibition that prevents Directors, executive officers, employees and their respective related persons from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars or exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, decreases in the market value of the Company’s equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such Director, executive officer, employee or their respective related persons. The Insider Trading Policy further prohibits other types of speculative transactions in Company stock, including short-term trading, short sales, option trading and pledging (including margin purchases of Company stock).

Ethics and Compliance

The Company is committed to conducting its business fairly, honorably and with integrity wherever it operates. The Company’s Code of Business Conduct sets the standard for legal and ethical behavior, addressing topics such as bribery and corruption, supply chain transparency, proper behavior in the workplace, and avoiding conflicts of interest.

Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, applicable laws, or principles as outlined in the STERIS Code of Business Conduct, or are unsure of the “right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Vice President, or the STERIS Legal Department, or submit a report to the STERIS Ethics Line. The STERIS Ethics Line does not replace other communication channels already in place. However, if employees have an issue regarding an ethics or compliance related matter that they believe they cannot communicate effectively using existing internal channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

Sustainability

The Company supports its mission, vision and values by designing and manufacturing products and providing services which reduce their impact on the environment as we produce or provide them, and when the Company’s Customers use them, and by pursuing sustainable practices throughout the Company.

We have established a dedicated Environmental, Sustainability and Governance (“ESG”) function with the appointment of a Vice President of Environmental, Sustainability and Governance and are continuing to develop additional roles within the function. The Company also has established

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Board of Directors Information: Governance Generally

a Global Sustainability Steering Committee, comprised of a cross-functional team of our senior leadership, subcommittee chairs, and subject matter experts spanning our brands, legal, investor relations, human resources, continuous improvement, compliance, facilities, and health, safety, and environment, to build ESG values and implement strategy across the Company. The ESG function works with the Global Sustainability Steering Committee and in close collaboration with our President and Chief Executive Officer, General Counsel and other senior executives to actively develop and refine our ESG strategies, programs and policies. The ESG team regularly updates the Nominating and Governance Committee of our Board of Directors concerning the Company’s ESG efforts.

Sustainability objectives have been established for many of the Company’s operating facilities. The Company also strives to create an environment focused on the health and safety of its employees as well as the communities and environments in which the Company operates. The Company has programs in place to ensure all facilities around the globe, including those acquired, work toward OSHA world-class standards for injury-free incidents.

For a more detailed discussion of some of the Company’s sustainability and related efforts, including environmental health and safety and energy and conservation, please refer to the Company’s Annual Report on Form 10-K. Information available on or through the Company’s Annual Report on Form 10-K is not part of this Proxy Statement unless specifically incorporated herein.

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Board of Directors Information: Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

Ernst & Young LLP was appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022, by the Audit Committee of the Board of Directors, which appointment was ratified by the shareholders on July 29, 2021. The lead audit partner from Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2022.

During fiscal 2022, the Audit Committee regularly evaluated the services provided by Ernst & Young LLP. The Audit Committee discussed the services of Ernst & Young LLP privately with the Senior Vice President and Chief Financial Officer (“CFO”) and Vice President, Controller and Chief Accounting Officer (“Controller”) outside of the presence of the firm, separately with the Vice President, Compliance (who is responsible for Internal Audit), outside the presence of the firm and the CFO and Controller, and with the firm outside the presence of the foregoing individuals. These discussions generally occurred at each regular Audit Committee meeting, as well as at other times.

As part of the independent registered public accounting firm appointment process for fiscal 2022, the Audit Committee conducted, with the assistance of an independent third party, a comprehensive formal evaluation of Ernst & Young LLP. The evaluation included an assessment of the following categories: quality of services provided; sufficiency of audit firm resources; communication and interaction; and independence, objectivity and professional skepticism. This evaluation was performed individually by each member of the Audit Committee. The Senior Vice President and Chief Financial Officer, the Vice President, Controller and Chief Accounting Officer, the Vice President, Compliance, and other members of management who regularly interacted with Ernst & Young LLP undertook a similar assessment and provided their evaluation of Ernst & Young LLP to the Audit Committee. The Audit Committee reviewed and discussed the evaluation responses from the Committee members and from management.

Also, as part of its annual independent auditor appointment process, the Audit Committee considers whether to rotate its independent registered public accounting firm. Ernst & Young LLP has been the Company’s independent registered public accounting firm since the end of fiscal 2019 and was the independent registered public accounting firm for Old STERIS from the Combination until the Redomiciliation (and was first retained by the predecessor entity of Old STERIS, STERIS Corporation, beginning with the 1989 fiscal year). Ernst & Young LLP rotates its lead audit partner every five years; the Audit Committee interviews candidates proposed by Ernst & Young LLP and selects the lead audit partner from the proposed candidates. There are significant benefits to having an independent registered public accounting firm with an extensive history with the Company. These include:

•

Higher quality audit work and accounting advice, due to Ernst & Young LLP’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

•	Operational efficiencies and a resulting lower fee structure because of Ernst & Young LLP’s history and familiarity with our business.

The Audit Committee has adopted policies and procedures which are intended to control the non-audit or audit related services provided by Ernst & Young LLP and to monitor their continuing independence.

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Board of Directors Information: Independent Registered Public Accounting Firm

Under these policies, the Audit Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit Committee may delegate authority to grant certain pre-approvals to a member of the Committee. Pre-approvals granted by a member of the Audit Committee are reported to the full Audit Committee at its next regularly scheduled meeting.

The aggregate fees for professional services by Ernst & Young LLP for the Company for the fiscal years ended March 31, 2022 and March 31, 2021 were:

	Years Ended March 31,

	2022	2021

Type of Fees	(in thousands)

Audit Fees	$7,322	$6,107

Audit-Related Fees	—	2

Tax Fees	996	1,807

All Other Fees	—	—

Total	$8,318	$7,916

All of the services provided by Ernst & Young LLP in fiscal year 2022 were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and in the Irish Statutory Accounts and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and access to technical research tools; and “Tax Fees” include fees for tax compliance, tax advice and tax planning. The increase in Audit Fees in fiscal year 2022 is primarily due to audit services arising from the Company’s acquisition and financing activities in the fiscal year 2022. The decrease in Tax Fees in fiscal year 2022 is primarily due to the fact that certain tax planning associated with acquisitions and management of intangible property during fiscal 2021 did not reoccur.

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Board of Directors Information: Report of the Audit Committee

Report of the Audit Committee

The Audit Committee has been established in accordance with the Exchange Act. The Board of Directors of the Company has adopted a written Audit Committee charter. A copy of the Audit Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. Based on the review and determination of the Board, members of the Audit Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company. The Audit Committee met 8 times during fiscal 2022 and holds executive sessions following each regular quarterly meeting.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and Ireland Annual Report. The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 filed with the Securities and Exchange Commission.

The Audit Committee evaluated Ernst & Young LLP in connection with its consideration of the appointment of an independent registered public accounting firm in connection with its reappointment of the firm for fiscal 2023. Based upon the evaluation and considerations described in the Section “Independent Registered Public Accounting Firm” that begins on page 32, the Audit Committee recommends that the Company’s shareholders ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2023.

Other actions regularly undertaken by the Audit Committee during the fiscal year include: pre-review and discussion with management of Form 10-Qs filed by the Company with the SEC, pre-review and discussion with management of Company earnings releases, annual review of internal controls over financial reporting (ICFR), critical accounting policies and pronouncements (including the recently implemented lease accounting standard) as well as other important financial accounting and reporting issues.

The Audit Committee also is responsible for and periodically reviews the Company’s cybersecurity programs, security risks and the Company’s efforts to minimize and eliminate these risks. For more information on cybersecurity oversight and risk, and the Audit Committee’s roles and responsibilities with respect to the same, see “Cybersecurity Oversight” at page 24.

In addition, the Audit Committee, with the assistance of an independent third party, undertook a self-evaluation of its performance and effectiveness for fiscal 2022.

Audit Committee of the Board of Directors

Richard C. Breeden – Chair

Cynthia Feldmann

Christopher S. Holland

Richard Steeves

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE OVERVIEW

The Compensation and Organization Development Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Compensation Committee or the Committee, is responsible for approving the compensation, benefits and perquisites of the President and Chief Executive Officer (the “CEO”) and senior management, and our general compensation philosophy. The Committee also approves annual equity grants available under our equity incentive compensation plan for eligible employees, as well as cash bonus payments to senior management and the maximum amount payable under our annual management cash bonus plan, based upon performance criteria established by the Committee under those plans. The Committee has regularly retained an independent compensation consultant to assist with its responsibilities. Each member of the Committee satisfied the independence standards of the SEC and NYSE.

The Committee’s responsibilities have been expanded in recent years to include oversight of the Company’s human capital and work environment (including diversity, gender equity, HR-related ethics complaints, management development, succession planning and other related areas of focus). The Committee also reviews the results of the Company’s Employee Engagement Survey, which is conducted annually, an anonymous survey in which all employees are encouraged to participate. This process has been helpful in enabling the Company to focus on strengths and identify potential areas of improvement. For a more detailed discussion of the Company’s human capital actions, see the discussion of “Employees and Human Capital Management” in the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2022.

Named Executive Officers

Our named executive officers for fiscal 2022, as shown in the Fiscal 2022 Summary Compensation Table appearing on page 58, were as follows:

•	Daniel J. Carestio, President and CEO from July 29, 2021 through the end of fiscal 2022, and previously Senior Vice President and COO;

•	Walter M Rosebrough, Jr., President and CEO from the beginning of fiscal 2022 through July 29, 2021 and now CEO Emeritus and Senior Advisor;

•	Michael J. Tokich, Senior Vice President and CFO;

•	J. Adam Zangerle, Senior Vice President, General Counsel and Corporate Secretary;

•	Andrew Xilas, Senior Vice President and General Manager, Dental; and

•	Cary L. Majors, Senior Vice President, Americas Commercial Operations.

In portions of the remainder of this Compensation Discussion and Analysis we will discuss compensation paid and awarded to our named executive officers and the basis for the decisions that were made with respect thereto.

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Executive Compensation: Compensation Discussion and Analysis

General Compensation Philosophy

Our management compensation programs are designed to align management’s interests with the long-term interests of shareholders and to support and promote the achievement of our goals and objectives by helping to recruit and retain executive talent required to successfully manage our business. Our management compensation programs also seek to align compensation with individual and Company performance to achieve the goals and objectives of the business by providing and balancing incentives for annual financial performance as well as the generation of long-term value.

Our general compensation philosophy includes the following principles:

• Be performance based, with variable pay constituting a significant portion of total compensation,
• Create commonality of interest between our executives and shareholders by aligning realized compensation with changes in shareholder value,
• Encourage growth in the setting and attainment of our short and long-term objectives,
• Reward our executives for long-term improvement in shareholder value,
• Attract, retain and motivate highly skilled executives,
• Build a strong talent base to reinforce our succession planning objectives,
• Be competitive with companies in our peer group,
• Maximize the financial efficiency of the overall program,
• Ensure that corporate governance practices and the impact of our say on pay proposals are upheld, and
• Avoid incentive compensation designs that may lead to excessive risk taking.

The Committee also believes that it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs, industry and the broader economic environment, and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

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Executive Compensation: Compensation Discussion and Analysis

Compensation Governance Practices

The Company maintains several best practices in compensation governance, some of which are summarized in the table below. A more detailed discussion of certain of these practices appears subsequently in the “Compensation Governance” section of this Compensation Discussion and Analysis and other of these practices are mentioned in other portions of this Proxy Statement.

What the Company Does	What the Company Does Not Do

•  Hold an annual say on pay advisory vote for shareholders.

•  Engage independent outside compensation consultants and utilize market and industry data to ensure we compensate fairly and competitively, but not excessively.

•  Mitigate undue risk-taking by using multiple performance metrics, imposing caps on payouts, employing clawback policies for annual incentive and equity awards, making annual incentive awards subject to complete Committee discretion, and performing annual compensation risk assessments.

•  Utilize only “double trigger” vesting of equity awards for change in control situations.

•  Provide multiyear vesting for equity awards, with vesting requirements generally more stringent than peers.

•  Regularly review compensation, especially incentive design, to ensure continued alignment with company strategy and shareholder interests.

•  Set meaningful stock ownership guidelines for the Chief Executive Officer (6 times base salary) and other executives (4 times base salary for CFO, 3 times base salary for other SVPs, and 2 times base salary for all other corporate VPs).

•  Use an appropriate mix of cash and non-cash compensation, with an emphasis on variable (at risk) compensation.

•  Use premium stock options as part of the non-cash variable incentive compensation program.

•  Provide employment agreements to U.S. executives.

•  Permit hedging or pledging or short sales of Company shares.

•  Reprice underwater stock options.

•  Provide discretionary accelerated vesting of equity awards.

•  Provide excessive benefits or perquisites to executives.

•  Provide gross-ups for Code Section 280G excise taxes that may be imposed on severance or similar payments made in connection with a change in control.

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Executive Compensation: Compensation Discussion and Analysis

Consideration of 2021 Say on Pay Vote Results

The Committee reviewed the results of our 2021 “say on pay” vote, in which our named executive officer compensation was supported by more than 96% of the shares voted on the matter. After taking into consideration the strong support for our executive compensation program reflected in our annual say on pay vote results, the Committee decided to continue to apply the same philosophy, compensation objectives, and governing principles as it has used in recent years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation. Also, after taking into consideration this strong support, the Committee decided to continue using the same executive pay structure of base salary, cash bonus and a mix of restricted stock and stock options, subject to the changes in option exercise prices described herein.

We received feedback in prior years that our equity award program could be enhanced by making modifications regarding performance-based equity awards. After undertaking a lengthy review of potential performance-based equity award designs, we decided to modify our stock option award program beginning in fiscal 2019 with the May 2018 awards by providing stock options with a premium exercise price equal to 10% above grant date market value. Also beginning with fiscal 2019 awards, options comprised at least 50% in value of each executive officer’s equity awards. For fiscal 2022 options comprised 67% of the value of the CEO’s (Mr. Carestio’s) awards and 75% of the value of the CFO’s awards. Additionally, the Committee decided to eliminate a significant portion of benefits and perquisites provided to U.S. based executive officers effective beginning with the 2020 fiscal year.

The Committee has solicited the input of our shareholders regarding our executive compensation program at every Annual Meeting since the 2010 Annual Meeting of Shareholders through a non-binding advisory “say on pay” proposal and will continue to seek shareholder input on our executive compensation in accordance with the provisions of the Dodd-Frank Act, at the Annual Meeting. The following table shows the results of the “say on pay” vote by the Company’s shareholders (and the shareholders of Old STERIS, in respect of periods prior to the Redomiciliation) for fiscal 2017 through 2021.

	2021	2020	2019	2018	2017
% of Shares voting on proposal in favor	96.59%	96.35%	98.41%	97.91%	96.30%
Votes for	70,427,202	71,550,687	71,956,904	73,785,206	71,343,570
Votes against	2,486,333	2,713,406	1,160,520	1,573,621	2,744,812
Abstentions	86,921	107,870	259,498	157,991	161,901
Broker non-votes	2,668,460	2,628,272	3,000,447	2,521,095	2,778,675

Recent Activity

Some of the recent executive compensation or related matters approved, decided, or supported by the Committee include:

•	Reviewing Employee Engagement survey results and causing such surveys to be conducted on an annual basis;

•	Including reviews of market trends and compensation education at each regular Committee meeting;

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•

Expanding the Committee’s Charter authority to include responsibility for overseeing the Company’s human capital and work environment (including diversity, HR-related ethics complaints, management development, succession planning, and other related areas of focus);

•	Assuming responsibility for the administration of the Cantel Medical equity plans. See “Cantel Plans” on page 68;

•	Approving a change in the strike price of stock option grants for executives, including the CEO, to require that option exercise prices be 110% of grant date fair market value; and

•	Eliminating for all U.S. based executive officers most benefits and perquisites not available generally to employees.

Roles and Responsibilities

The roles and responsibilities of our Compensation Committee, Compensation Consultant, CEO and other members of management with respect to compensation decisions are discussed throughout this Proxy Statement and in particular within this Compensation Discussion and Analysis. This collaborative process is summarized below.

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions

Compensation Committee (Composed solely of independent, non-employee Directors and reports to the Board)

•  Oversees our executive compensation program, policies and practices, taking into account business goals and strategies, legal and regulatory developments and evolving best practices;

•  Approves performance goals for purposes of compensation decisions for our named executive officers;

•  Conducts an annual evaluation of the CEO’s performance in consultation with the full Board and determines his compensation;

•  Reviews and approves the CEO’s recommendations for compensation for the other named executive officers and senior executives, making changes when deemed appropriate; and

•  Approves all changes to the composition of the peer group.

Independent Consultant to the Compensation Committee (FW Cook)

•  Provides the Compensation Committee with analysis and advice pertaining to CEO, executive compensation program design, including industry survey analysis, explanation of current and developing best practices and regulatory changes;

•  Recommends a relevant group of peer companies against which to benchmark the competitiveness and appropriateness of our CEO, executive and Director compensation;

•  Analyzes peer companies’ annual CEO and executive compensation to assist the Compensation Committee in determining the appropriateness and competitiveness of our CEO and executive compensation;

•  Reviews compensation disclosure materials;

•  Analyzes our compensation practices to assist the Compensation Committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on the Company; and

•  Provides specific analysis and advice periodically as requested by the Compensation Committee.

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Executive Compensation: Compensation Discussion and Analysis

Senior Management

•  The CEO recommends to the Compensation Committee annual compensation for the other named executive officers and senior executives based on his assessment of their performance and the Senior Vice President and Chief Financial Officer’s assessment of the performance of certain of such persons;

•  Our CEO; Senior Vice President, General Counsel and Company Secretary and Vice President and Chief Human Resources Officer, and other Human Resources and Legal personnel, work with the Compensation Committee Chair to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings, as appropriate, and prepare meeting minutes; and

•  Our Senior Vice President and Chief Financial Officer also works with Human Resources personnel in the preparation of some materials for Compensation Committee meetings.

Compensation Consultant

Frederic W. Cook & Co., Inc. (“FW Cook”) has served as the Compensation Committee’s compensation consultant since November 2016. For fiscal year 2022, as required by the NYSE listing standards, the Compensation Committee considered various independence factors and potential conflicts of interest with respect to the compensation consultant and found the compensation consultant to be independent and that no conflicts of interest existed.

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Principal Components of Compensation for Named Executive Officers

For the named executive officers, our compensation program is designed to recruit and retain management and align compensation with individual and Company performance on both an annual and longer-term basis. In addition, compensation of our named executive officers is generally structured to provide a significant portion of the compensation opportunity on the basis of the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value. Based on this general compensation philosophy, the Committee has established compensation for our named executive officers consisting of the following principal components:

Compensation Component	Description	Objectives
Base Salary	• Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skill set and market value.	• Provide a base level of compensation that corresponds to the job function performed.
Annual Incentive Compensation

•  “At-risk” compensation earned based on performance measured against pre-established annual goals.

•  Goals are based upon Company-wide financial results as well as goals personal to the executive’s position.

• Incentivize executives to achieve annual goals that ultimately contribute to long-term Company growth and shareholder return.
Equity Compensation

•  “At-risk” compensation in the form of restricted stock awards whose value fluctuates according to shareholder value and stock options with premium exercise prices whose value is solely dependent upon increases in share price.

•  Award vests based on continued service.

•  Service requirements generally exceed peers and market.

• Align executive interests with those of shareholders. • Reward continuous service with the Company. • Incentivize executives to achieve goals that drive Company performance over the long-term.
Other Benefits and Perquisites	• Broad-based benefits provided to Company employees (e.g., health and group insurance), a defined contribution plan and other personal benefits where appropriate.	• Provide a total compensation package that is competitive with the marketplace and addresses unique needs and special situations.

The charts below illustrate the relative opportunities between fixed compensation, consisting of base salary, and variable compensation, consisting of bonus, stock options and restricted stock for fiscal 2022. The first chart shows the opportunity for the current CEO and the second shows the average opportunities for the other named executive officers, other than the former President and CEO. The compensation of Mr. Xilas only reflects compensation from the Company from and after acquisition of Cantel Medical by the Company on June 2, 2021, when Mr. Xilas joined the Company. Base salaries are those shown in the Fiscal 2022 Summary Compensation Table. Bonus amounts shown are for fiscal 2022. Values shown in the charts for restricted stock and stock option awards reflect the fair

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Executive Compensation: Compensation Discussion and Analysis

market value under Financial Accounting Standards Board Accounting Standards, Codification (“FASB ASC”) topic 718 as of the effective dates of grant. Differences in pay mix between the named executive officers are driven by market median pay levels that are used to determine named executive officer target pay opportunities, consistent with the Company’s pay philosophy and objectives, as well as other factors such as performance, experience and the complexity and responsibilities of the position.

Pay Mix of Named Executive Officers FY 2022

Amounts shown in the first pie chart are for Mr. Carestio, and in the second are for Messrs. Tokich, Zangerle, Majors and Xilas and are based upon figures appearing in the Fiscal 2022 Summary Compensation Table that begins on page 58, except that with respect to Mr. Xilas’s bonus, the pie chart only reflects incentive compensation received under the MICP (as hereinafter defined).

The realized value of variable compensation will depend upon actual Company performance.

Process for Determining Senior Management Compensation

In General

Senior management compensation is generally reviewed and established on an annual basis by the Committee. Our fiscal year ends on March 31. Therefore, Committee members typically begin the assessment of compensation for senior management during the second half of the fiscal year. The Committee typically meets again early in the new fiscal year to evaluate the performance of the Company and our named executive officers, and based on that evaluation of Company performance and individual evaluations, to determine bonus amounts, if any, for the recently completed fiscal year, and finalize base salaries, set bonus criteria, and approve equity awards for senior management for the new fiscal year.

For fiscal year 2022, the Company’s compensation consultant assisted with the annual compensation reviews for all named executive officers other than Mr. Xilas, providing historical and prospective views regarding total compensation for our executive officers. The consultant reports to the Committee for senior management compensation matters and is charged with providing the Committee with competitive pay data and compensation trends, analysis and recommendations. Base salaries, cash bonus levels, equity compensation, and total compensation of senior management are examined against data from multiple sources and surveys developed and provided by the consultant, as

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described below. The Committee targets the payment of base salaries, cash bonuses and equity compensation and total direct compensation within a general range of 10% above or below the market median of those components, with equity compensation migrating to a level somewhat above median over time. Actual bonus payments and realized equity values will vary based upon Company performance. This is a guideline around which there is likely to be variation, depending on individual factors and business results. Factors used in the process of assessing and determining senior management compensation include individual and team performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, business performance, and comparison with compensation of our other senior managers. The CEO also provides recommendations to the Committee for compensation adjustments for the other senior managers.

Peer Group and Survey Data

The Committee and the Committee’s compensation consultant review market data relating to compensation to help assess the compensation of our senior executives, including each of the named executive officers. This review includes the consultant’s analysis of proxy data from certain healthcare equipment and healthcare supply companies and other companies in similar businesses to those of the Company in a size range of roughly one-third to three times that of the Company (see peer listing below), information derived from compensation surveys, including companies from healthcare and technology industries, and other executive compensation data obtained by the consultant. This data is adjusted by the consultant to reflect the Company’s relative size. Peer group data is used for executive pay benchmarking purposes for the Company’s CEO and CFO. The survey data also is utilized for executive pay benchmarking purposes for all of the other named executive officers. We did not select the constituent companies included in the survey data, and the component companies’ identities were not a material factor in the applicable compensation analysis. The Committee evaluates this data with the assistance of its compensation consultant to develop for each executive position target ranges for base salary, incentive compensation (cash bonus), and long-term equity compensation, as well as total direct compensation. These target ranges reflect market median pay consistent with the Company’s pay philosophy.

In the third quarter of fiscal year 2021, FW Cook reviewed with the Committee the peer group proposed to be used for executive pay benchmarking purposes for the Company’s CEO and CFO for fiscal year 2022. The compensation consultant regularly reviews the group with the Committee to ensure that the companies comprising the peer group continue to be appropriate. In selecting recommended peers, the compensation consultant focused on companies that are in the health care equipment and health care supplies industries and to a lesser extent, life sciences tools and services, markets reflective of the Company’s primary business and where we often compete for senior executive talent. Also, size measures considered to construct the peer group for fiscal year 2022 included:

•	Revenue between approximately $2.0 billion and $5.3 billion

•	Market capitalization between approximately $4.0 billion and $33.5 billion

•	Employees between 6,500 and 19,500

No specific relative weighting was given to any one of these factors in determining peers, although revenue and market capitalization are considered the most important.

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Executive Compensation: Compensation Discussion and Analysis

As a result of this analysis, the consultant recommended that Bruker and Stericycle be removed from the peer group because of size, and that Varian Medical Systems be removed from the peer group due to its acquisition and the resulting absence of compensation disclosure. The consultant also recommended that Baxter International and Zimmer Biomet be added due to size. The proposed peer group for fiscal 2022 otherwise remained unchanged from that approved for fiscal year 2021. These recommendations were considered and approved by the Committee. As a consequence, the Company’s peer group for fiscal 2022 was comprised of the following:

• Agilent Technology	• Hill-Rom Holdings, Inc.	• ResMed, Inc.

• Baxter International	• Hologic, Inc.	• Teleflex Incorporated

• Bio-Rad Laboratories, Inc.	• IDEXX Laboratories, Inc.	• Varian Medical Systems, Inc.

• The Cooper Companies, Inc.	• Mettler Toledo	• Waters Corporation

• Dentsply International, Inc.	• PerkinElmer, Inc.	• Zimmer Biomet

All of the peer group companies operate businesses generally similar to STERIS and to varying degrees met the Company’s peer group size criteria. On balance, STERIS’s actual or projected financial and other criteria at September 30, 2020 generally fell within a reasonable range around the peer group’s medians in terms of annual revenue (STERIS: $3.0 billion or 69th percentile), market cap (STERIS: $15.0 billion or 41st percentile) and employees (STERIS: $13,000 or 64th percentile).

The following table, which is based upon information provided by FW Cook, shows the metrics and the rankings of the Company relative to its fiscal 2022 peer group at the end of September 2020 (market cap is at September 15, 2020), that was utilized for the selection of the fiscal 2021 peer group:

	Revenues (Trailing Twelve Months)	Market Cap (9/15/2019)	Employee Numbers
Median	$3.0 billion	$15.7 billion	10,062
Company	$3.0 billion	$15.0 billion	13,000
Company Percentile Rank	69%	41%	64%

It is expected that due to further increases in the Company’s size, as a result of the Cantel Medical acquisition and otherwise, there will be additional peer group changes for future fiscal years.

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2022 Compensation Decisions

The Committee’s consideration of the primary elements of compensation (base salary, incentive compensation (cash bonus) and equity compensation) for all of the named executive officers is generally based upon a combination of common criteria and measures applicable to all of the officers, as well as individual goals and objectives applicable specifically to each officer. For fiscal 2022, the Committee considered and applied a number of common criteria and measures to evaluate the named executive officers other than Mr. Xilas and Mr. Rosebrough, including:

• Consolidated Company as well as business unit financial performance;

• Prior individual performance and compensation;

• The complexity and scope of responsibilities of the officer’s position, as well as any changes in the officer’s role, responsibilities or duties;

• The officer’s overall experience as well as experience with STERIS; and

• Market and survey data provided by the consultant.

• In the case of Mr. Carestio, as incoming CEO, the Committee’s evaluation of his individual performance after receiving input from Committee members and the other non-executive Directors; and

• In the case of the other named executive officers, the CEO’s assessments and recommendations regarding individual performance.

Individual goals and objectives varied for each named executive officer based on his area of responsibility. Although these goals and objectives are all considered important, they are not assigned any particular weight for incentive compensation purposes. In fiscal year 2022:

•  Mr. Carestio’s individual goals and objectives related to acquisitions and divestitures and integration, legal and regulatory compliance, Customer relations, quality, new product introduction employee relations and retention, organizational development, safety performance, process improvement, investor relations, profit, cash flow, and return on invested capital (“ROIC”).

•  Mr. Rosebrough’s individual goals and objectives related to transitioning the new CEO, return to office and flexible work policies, market compensation for executives, legal and regulatory compliance, trade/industry group representation, acquisitions and divestitures, and integration.

•  Mr. Tokich’s individual goals and objectives related to financial reporting and compliance, working capital initiatives, investor relations, cost management, regulatory compliance, acquisitions and divestitures and integration, information technology initiatives, employee relations and retention, business strategy initiatives, profit, cash flow and ROIC, and safety performance.

•  Mr. Zangerle’s individual goals and objectives related to acquisitions and divestitures and integration, legal and regulatory compliance, Customer relations, employee relations and retention, cost of legal and regulatory compliance, and safety performance.

•  Mr. Majors’s individual goals and objectives related to acquisitions and divestitures and integration, regulatory compliance, business unit financial performance, business unit organizational leadership, Customer relations, employee relations and retention, service quality leadership, profit, cash flow and ROIC, and safety performance.

•  Mr. Xilas’s individual goals and objectives related to integration of the Dental Segment into the Company and regulatory compliance, business unit financial performance, business unit organizational leadership, Customer relations, employee relations and retention, service quality leadership, profit, cash flow and ROIC, and safety performance.

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Executive Compensation: Compensation Discussion and Analysis

Mr. Xilas became a part of the Company as a result of the Company’s acquisition of Cantel Medical in June 2021. Because the Company’s 2022 regular fiscal planning process and formal Committee assessments had already been completed for the year, Mr. Xilas’s fiscal 2022 salary and target bonus percentage were not modified, with only his incentive individual goals and objectives being determined subsequent to the acquisition. He subsequently received in October of 2021 an equity award in roughly the same amount as was expected that he would have been awarded by Cantel Medical had the acquisition of Cantel Medical not occurred.

The terms of Mr. Rosebrough’s and Mr. Carestio’s 2022 fiscal year compensation were determined by the Committee in January 2021 when Mr. Rosebrough announced his intention to retire, and the Board determined that Mr. Carestio would replace Mr. Rosebrough. Mr. Rosebrough’s Transition Agreement (see page 54) was approved by the Committee at that time, and Mr. Rosebrough’s compensation for the duration of his employment was reflected therein. At the same time, the Committee approved Mr. Carestio’s compensation for fiscal 2022 (other than his October 2021 equity awards), based upon recommendations of FW Cook.

As CEO, Mr. Carestio has the broadest complexity and scope of responsibilities, as he has oversight for all aspects of our operations. Our other named executive officers, as well as certain other senior managers, report directly to Mr. Carestio. As a result of these various factors, individual performance against these factors, the individual’s roles and scope of responsibilities, and the Company’s performance, each element of compensation will necessarily vary between the named executive officers.

For fiscal year 2022, the Committee evaluated the performance of the named executive officers, applying in each case the common criteria and measures and individual goals and objectives described above, as well as the Company’s actual performance against the targeted financial performance for payment of the incentive compensation. As a result, the Committee approved the fiscal year 2022 compensation described in the following pages (other than the October 2021 equity awards) for each of the named executive officers.

The Committee believes that our underlying executive compensation program has been appropriate to reflect annual financial performance as well as rewarding and motivating behaviors that can create long-term shareholder value but will need to be enhanced for fiscal 2023 to reflect the changes in Company size and complexity as a result of recent acquisitions.

Base Salary

The payment of base salary is not directly tied to achievement of pre-established financial goals. The Committee considers a number of factors in determining base salary, including previous individual performance, the consultant’s data regarding compensation trends and practices, base salaries paid by other medical device, hospital supply, and other public operating companies, the complexity and responsibility of the executive’s position, and the executive’s overall experience and achievements against objectives, as well as the general and industry market for executive talent. While the market median may serve as a general guideline, other factors such as experience, time in position, complexity of functions, competitive environment, special skills and past performance are also considered. The Committee believes that base salaries for executives with significant experience and strong past performance should generally fall within the range of plus or minus 10% of the market median for similar positions of public operating companies based on survey data. Based on these considerations and the Company’s fiscal year operating plan (including the Company’s planned merit

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increase budget), information from the consultant, and recommendations of the CEO with respect to compensation adjustments for the other named executive officers, the Committee determines the appropriate salary level for the named executive officers. Changes in salary levels are generally effective at the end of the first fiscal quarter or beginning of the second fiscal quarter, with some exceptions for situations involving promotional increases. The Board of Directors also reviews the compensation actions of the Committee.

Mr. Carestio’s base salary for fiscal 2022 was well below the median of peer companies, due in part to his service in the CEO position for only a portion of the year and his introduction to the position. Mr. Rosebrough’s base salary for fiscal 2022 remained unchanged for the period he continued as President and CEO and then was reduced when he ceased to be President and CEO on a prorata basis to reflect his part-time status per his Transition Agreement. With respect to the other named executive officers, other than Mr. Xilas, the Committee applied the common criteria and results of individual performance objectives described above under Executive Compensation Overview, including the evaluation and recommendation of the CEO regarding individual performance results as well as peer and other survey data from the consultant, to assess base salaries for each officer.

The following table reflects fiscal 2021 and 2022 base salaries earned by the named executive officers and paid by the Company and the percentage change in base salary earned by each named executive officer for fiscal 2022.

Name	Fiscal 2021 Base Salary	Fiscal 2022 Base Salary	Percentage Change
Daniel A. Carestio	$542,385	$767,280	41.46%
Walter M Rosebrough, Jr.	$925,000	$473,780	-48.78%
Michael J. Tokich	$536,125	$555,800	3.67%
J. Adam Zangerle	$422,820	$445,180	5.29%
Andrew Xilas	N/A	$332,055(1)	N/A
Cary L. Majors	$392,105	$415,180	5.88%

(1)	Reflects salary earned subsequent to the Cantel Medical acquisition.

STERIS Annual Incentive Compensation (cash bonus)

The Company’s Management Incentive Compensation Plan (“MICP” or “Plan”) is generally designed to set target bonus opportunities to reflect the market median for comparable positions and to produce median cash bonus compensation if target results are achieved. Bonus opportunities also are structured to be sufficient to produce top quartile cash compensation when maximum goals are achieved.

In general, if threshold levels of performance are not exceeded, executives earn no bonus and their resulting compensation levels are in the bottom quartile. The foregoing performance to compensation relationships are all consistent with the Company’s pay-for-performance philosophy.

In fiscal 2022, all executive officers of the Company were selected by the Committee for participation in the MICP at or prior to the beginning of the fiscal year, except for Mr. Xilas, whose participation was approved by the Committee subsequent to the Company’s acquisition of Cantel Medical. Also at the beginning of the fiscal year, the Committee approved general metrics for the MICP for fiscal 2022

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Executive Compensation: Compensation Discussion and Analysis

participants. These metrics are described below and were essentially the same measures as those utilized by the Company in prior years. An individual’s annual incentive compensation target (target bonus level) was expressed as a percentage of base salary received during the fiscal year, except that in the case of Mr. Xilas, only base salary received after July 31, 2021 (the end of Cantel’s former 2021 fiscal year) was included. The incentive compensation target bonus level was based upon each participant’s level of responsibility.

Target bonus levels as a percentage of base salary received for fiscal 2022 were as follows for each named executive officer:

Name	Fiscal 2022 Target Level
Daniel A. Carestio	103.5%
Walter M Rosebrough, Jr.	120.0%
Michael J. Tokich	75.0%
J. Adam Zangerle	70.0%
Andrew Xilas	60.0%
Cary L. Majors	70.0%

For fiscal 2022, the target bonus for Mr. Carestio was 103.5% of base salary received, reflecting a blend of his target bonus as COO (90%) and as CEO (110%) and the relative periods in each position. The target bonus for Mr. Rosebrough was 120% of base salary received, which remained unchanged from his fiscal 2021 percentage (per his Transition Agreement, described on page 54). The target bonus percentages for the other named executive officers (other than Mr. Xilas) were unchanged from fiscal 2021, and Mr. Xilas’s target bonus was consistent with his target bonus at Cantel Medical. The fiscal 2022 bonuses for each named executive officer were based on performance against full fiscal year 2022 financial objectives and could range from 0% to a maximum of 200% of target bonus based on actual performance. Per the MICP provisions, the Committee also had the ability to modify the bonuses of each named executive officer based upon performance against individual objectives.

Financial targets were based on our operating plan financial metrics for the 2022 fiscal year, as reviewed with the Committee and approved by the Board. The Committee and the Board evaluate the annual operating plan and consider financial metrics important to shareholder value and that support the overall strength and success of the Company’s business. After consideration of the consultant’s compensation data, the recommendation of management, and approval of the Company’s operating plan, the Company financial performance metrics described below were identified and approved by the Committee to establish criteria for calculating bonus compensation targets under the Company’s incentive compensation plans.

Consistent with STERIS’s practices for the past several years, for fiscal year 2022 the Committee determined applicable financial metrics and weighting to be:

•	Earnings before interest and taxes (“EBIT”)—75% weighting, and

•

Free cash flow (which we define as cash flow from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment and intangibles)—25% weighting,

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excluding in each case the effect of amounts related to the following special items that the Committee considers not representative of ongoing operations: impairment and restructuring charges, goodwill impairment charges, amortization and impairment of purchased intangible assets, loss from fair value adjustment of acquisition related consideration, gains or losses on sales of assets outside the ordinary course of business, gain or loss on sales or divestiture of a subsidiary, costs associated with divestiture of discontinued operations, acquisition-related transaction and integration expenses, pandemic related charges, costs or expenses, and other special or one-time regulatory, tax, litigation, settlement, pension, benefit, or governmental charges, costs or expenses, and the effects of other such items. We chose the two metrics, EBIT and free cash flow, because we believe these two operating metrics are the most representative short-term measure of long-term shareholder value creation; we view EBIT as the key driver of our ultimate bottom line earnings and utilization of a free cash flow objective is intended to incent management to appropriately manage “non-income” cash/balance sheet items (in addition to earnings) like inventory, accounts receivable, accounts payable and capital spending.

Under the MICP, the fiscal year 2022 financial performance objectives were as follows: target performance for EBIT and free cash flow for 100% payout under the approved targets for the MICP for the year were $1,031.5 million and $594.0 million, respectively. Spending lower than planned capital expenditures was limited to $10 million to increase free cash flow for bonus purposes. Free cash flow payout percentage was limited to the EBIT payout percentage until EBIT exceeded $876.8 million.

The incentive compensation payable was capped at 200% of target, regardless of performance above the maximum performance level. To achieve the maximum performance level, EBIT of $1,186.2 million and free cash flow of $683.1 million would have been required.

The following table shows achievement of financial objectives for fiscal 2021, as adjusted, as well as fiscal 2022 performance objectives (dollars in millions):

	Achievement for Prior Year Ending March 31, 2021	Performance Objectives for Year Ending March 31, 2022
		0% Threshold	100% Target	200% Maximum
Total Company EBIT	$697.6	$0	1,031.5	1,186.2
Free Cash Flow	$461.6	$0	594.0	683.1

Actual financial performance against Plan criteria for fiscal year 2022 was EBIT of $425.6 million on a U.S. GAAP basis and free cash flow of $399.0. Actual financial performance against the MICP criteria for fiscal year 2022, as such criteria were adjusted for the special items discussed above, was EBIT of $1,076.8 million and free cash flow of $552.5 million. This performance resulted in a weighted aggregate performance achievement of 109.2% against targeted Plan criteria for the year. The following table shows the financial metrics for the year and Plan financial attainment percentages for the same period for named executive officers (the EBIT financial metrics largely consistent with the adjusted metrics contained in the Company’s announcement of its financial results for its fiscal 2022 fourth quarter and full fiscal year):

Year Ending March 31, 2022

	0% Threshold	100% Target	200% Maximum	Weighting	Twelve Months Adjusted	Attainment %	Weighting Attainment %
Total Company EBIT	$0	$1,031.5	$1,186.2	75%	$1,076.8	127.8	95.8
Free Cash Flow	$0	$594.0	$683.1	25%	$552.5	53.5	13.4
Total							109.2

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Executive Compensation: Compensation Discussion and Analysis

A reconciliation of the EBIT and free cash flow used to determine the targets and actual achievement for the year ending March 31, 2021 is provided below:

Year Ending March 31, 2021	Total Company EBIT - Actual (in millions)	Free Cash Flow - Actual (in millions)
Metric, as reported	$425.6	$399.0
Adjustments for comparability:
Inventory and property “step up” to fair value	$81.8	—
Amortization of acquired intangible assets	$366.4	—
Acquisition and divestiture related transaction and integration expenses	$205.8	$159.3
Tax restructuring costs	$0.3	$0.3
Restructuring	—	—
Net gain divestiture	$(0.8)	—
Gain on fair value adjustment of acquisition related contingent consideration	$(2.3)	—
Less: capital expenditure savings limit	—	$(6.1)
Metric on comparable basis to target	$1,076.8	$552.5

Following the end of the fiscal year, the Committee reviewed the incentive compensation plan terms and criteria and approved bonuses calculated using an aggregate 109.2% financial achievement level based upon the adjusted financial metrics described above. After also considering individual performance (including business unit performance where applicable) against the objectives for each named executive officer described above in the “2022 Compensation Decisions” section of this Compensation Discussion and Analysis, the Committee approved the following incentive compensation awards for fiscal year 2022:

•	Daniel Carestio—payment of $854,729, based on performance against applicable plan criteria and personal goals and objectives for fiscal 2022 (109.2% of target bonus opportunity); and

•

Five other named executive officers—an aggregate payment of $1,938,767, based on performance against the applicable plan criteria and individual goals and objectives (individual bonus payouts were all 109.2% of bonus opportunity. For Mr. Xilas, these numbers do not include incentive compensation received by Mr. Xilas in respect of commitments made to Mr. Xilas by Cantel Medical prior to its acquisition by the Company.

Additional Xilas Incentive Compensation Agreements

In addition to the payments made to Mr. Xilas by the Company in respect of its 2022 fiscal year pursuant to the Company’s MICP, Mr. Xilas received payments in fiscal 2022 subsequent to the acquisition of Cantel Medical pursuant to the three incentive arrangements established and maintained by Cantel prior to the acquisition. None of these arrangements remain in force.

Hu-Friedy Mfg. Co. Bonus

In conjunction with the sale (“Sale”) of Hu-Friedy Management Co., LLC and its holding company (collectively “Hu-Friedy”) to Cantel Medical in 2019, Mr. Xilas, as well as several other then Hu-Friedy

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employees, each entered into an Earnout Bonus Agreement with Hu-Friedy (“Earnout Agreement”). The Earnout Agreement for Mr. Xilas provided for a target bonus of $300,000 to be earned in full by Mr. Xilas if the Sale was consummated, certain earnout milestones were satisfied, and Mr. Xilas remained employed by Cantel or subsidiaries until the earnout amount became final and binding (with exceptions for termination by Mr. Xilas for Good Reason or by Cantel for lack of Cause). The milestones were based upon Net Sales and Gross Margins. Prior to the closing of the Company’s acquisition of Cantel, Cantel determined that Hu-Friedy would not meet the Margin and Net Sales milestones and that it was unlikely that the Company’s acquisition of Cantel would close before the expiration of the referenced earnout period (which would have accelerated payment of the bonus despite the milestones not having been satisfied). Consequently, Cantel and Mr. Xilas agreed to modify the Earnout Agreement to pay a special bonus in the same $300,000 amount, not contingent upon the closing of sale of Cantel Medical to the Company, and payable in two installments, 25% earned on June 30, 2021 and 75% earned on December 31, 2021. These payments were contingent only upon the continued employment through the relevant date earned. Mr. Xilas received both installments.

Profit-Based Incentive Bonus

Cantel also offered a Profit-Based Incentive Bonus to certain of its Dental Division employees, including Mr. Xilas, to incentivize them to achieve a quality of earnings target for the Dental Division during the fourth quarter of Cantel’s 2021 fiscal year (ending July 31, 2021) of 20.6%, which was roughly equal to the pre-Covid achievement results for the second quarter of fiscal 2020. Payout of this incentive was contingent upon Mr. Xilas remaining in the employ of Cantel and its subsidiaries through October 7, 2021, and this incentive was payable on or around October 15, 2021. The Division achieved 120% of target, and Mr. Xilas received a payment of $300,000 on October 15, 2021 pursuant to this arrangement.

Cantel Annual Incentive Plan

The Cantel Annual Incentive Plan (“AIP”) was maintained by Cantel Medical for management employees generally, including Mr. Xilas. There were two measurement periods under this Plan – one based on financial results for the first half of the Cantel 2021 fiscal year and the second for the full fiscal year. Payments for the full fiscal year were reduced by those made in respect of the first half. Mr. Xilas’s targets were based upon global Dental Division Net Sales and Adjusted Operating Profit, and both targets were exceeded. He received a bonus for the second measurement period (full year net of first half) of $251,571 under the AIP on October 8, 2021.

Long-Term Equity Incentive Compensation

Equity incentives are considered necessary to attract and retain employees critical to our continuing, long-term success, as well as providing employees significant alignment of interest with our shareholders. The Committee views nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units as a direct link between management and shareholders. Equity incentives are provided under the Company’s 2006 Long-Term Equity Incentive Plan (the “2006 Plan”). The 2006 Plan was initially approved by shareholders of STERIS Corporation in July of 2006. The Plan has since been approved by shareholders and amended and restated on several occasions.

Most recently, the Plan was assumed, amended and restated by the Company effective March 28, 2019 in conjunction with the Redomiciliation. Also, in connection with the Redomiciliation, all

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Executive Compensation: Compensation Discussion and Analysis

outstanding awards under the 2006 Plan in respect of Old STERIS ordinary shares were converted into equity awards for the same number of Ordinary Shares with the other terms and conditions of the awards remaining the same, except as otherwise required by law.

With respect to the amount and type of equity incentives provided to each recipient, the Committee generally considers its compensation consultant’s data regarding competitive trends and practices, the award recipient’s salary and level within our organization, the nature and complexity of the position, the recommendation of the CEO, and the Committee’s own evaluation of the performance of named executive officers, since the Committee members generally have an opportunity to observe their performance and have information on the level of past awards. The Committee ultimately decides the amount and mix of long-term compensation (stock options, stock appreciation rights, restricted shares, restricted share units and other types of equity awards) granted to each named executive officer, other corporate officers, and any other executives who report to the CEO, with input from the CEO.

For the past several years, long-term equity awards to each named executive officer have generally consisted of stock options and restricted stock. In keeping with the Company’s approach, the consultant has developed long-term equity awards guidelines for consideration by the CEO and Committee for senior management. The CEO and Committee also consider other factors in determining award mix, including retention concerns and the executive’s current equity holdings compared to the Officer Stock Ownership guideline requirements (discussed subsequently) for Company stock, since stock options do not count toward the Officer Stock Ownership guidelines.

The consultant’s long-term equity guidelines place more emphasis on options than restricted stock for the CEO and CFO, and equal or greater emphasis for other executives. This is consistent with the Company’s pay-for-performance philosophy as all value earned through stock options is solely dependent upon an increase of our stock price, which reflects investors’ views on the Company’s financial performance and long-term prospects. The Committee believes that options provide a strong linkage to the Company’s performance because the executive benefits only if and to the extent the Company’s stock price increases and the vesting provisions help prevent executives from fully capitalizing on near-term increases in stock values. The 2006 Plan provisions prohibit stock options from being granted at option prices less than 100% of fair market value of the underlying shares on the grant date and prohibit options from being re-priced. Beginning in fiscal 2019, option prices for all executive and other employee stock option awards have been fixed at 110% of the grant date fair market value of the underlying Ordinary Shares.

The Committee believes that the vesting requirements for Company equity awards are more restrictive than those required generally by other companies both in terms of the length of the vesting period (generally four years) and the use of cliff vesting for the majority of restricted stock awards. Restricted stock awards made to employees who have attained age 55 and have at least five years of service generally vest on a prorata basis over a four year period. Restricted stock awards to employees who have at least twenty-five years of service also will generally vest on a prorata basis over a four-year period.

The approval of long-term equity incentive compensation is typically made early in the fiscal year (April or May) and effective shortly after the date of filing of the Company’s 10-K filing for its prior fiscal year. This was the case for regular equity awards for fiscal 2022. The compensation consultant provides survey data for long-term incentives, reflecting market median data and provides the Committee with equity award guidelines in dollars based upon this data. Beginning with fiscal year 2020 pursuant to a

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new methodology approved by the Committee in fiscal 2019, share values to be utilized for annual awards were determined shortly before the grant date based upon Company share price averages over a predetermined period following the Company’s announcement of its prior year financial results. These values and the other information were then used in determining the number of options and restricted shares to be awarded to recipients, and values were not modified to reflect any subsequent increase or decrease in value of the Company’s stock between the end of the predetermined period and the effective date of the grant.

Later in fiscal 2022, a second series of equity awards was approved by the Committee for most of the named officers and certain other management employees. These awards were intended to compensate these employees for their success in conjunction with the Cantel Medical acquisition and related matters, and the resulting increase in size and complexity of the combined organization, as well as to serve as bridge awards until the making of the fiscal 2023 awards, at which time it was anticipated that larger awards would be granted due to a peer group that would include some larger peers.

The value of Mr. Carestio’s fiscal year 2022 equity grants was below the median of the peer group data and survey data provided by the consultant. Because of market factors and the broader complexity and scope of responsibilities of his position, Mr. Carestio’s long-term equity compensation is greater than the other named executive officers. Due to his transition status, Mr. Rosebrough did not receive any equity awards for fiscal 2022.

As part of its oversight of the long-term equity award program, the Committee and management annually review data from the compensation consultant regarding the cost of the equity award program in terms of share usage and value transfer. The Company’s overhang from outstanding grants was at the peer group median as of September 30, 2020, while total overhang, including overhang from shares available for future grant, was between the 25th percentile and the median. The Company’s three-year average share usage approximated the peer group median. The Company’s three-year average fair value transfer was near or above the 25th percentile of peers in absolute dollars as a percentage of market capitalization and as a percentage of revenue. On balance, the consultant and Committee believe the Company has prudently managed the equity program in support of the shareholders’ interests.

Fiscal 2022 awards to the named executive officers under the 2006 Plan were as follows:

Name	Number of Restricted Shares	Number of Stock Options	Aggregate Award Fair Values ($)
Daniel A. Carestio	7,212	78,236	4,268,559
Walter M Rosebrough, Jr.	N/A	N/A	N/A
Michael J. Tokich	2,868	45,756	2,333,837
J. Adam Zangerle	4,084	25,480	1,732,672
Andrew Xilas(1)	1,156	6,304	479,916
Cary L. Majors	2,656	14,152	1,039,081

(1)

Mr. Xilas also received certain equity awards from Cantel Medical that were granted prior to the acquisition of Cantel Medical and were converted into STERIS restricted stock units effective as of the acquisition date.

For a discussion of the 2006 Plan and Cantel Plans (as defined below), see pages 67 and 68.

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Executive Compensation: Compensation Discussion and Analysis

Benefit Programs and Perquisites

Our named executive officers are eligible to participate in a number of benefit programs, including health, disability and life insurance programs and a qualified 401(k) plan, all of which also are available generally to employees in the United States. None of our U.S. based executive officers have special retirement benefit arrangements such as supplemental retirement plans or excess or restoration retirement benefit plans.

Named executive officers and other senior employees may also participate in other benefit programs, including an employee relocation program and a Senior Executive Severance Plan (see page 66 for a description). The Company’s severance arrangements cover all of the named executive officers. Beginning with fiscal 2020, the Committee discontinued providing most allowances and other perquisites for executives.

Agreements Regarding Named Executive Officer Compensation

The Committee reviews and approves, or makes recommendations to the Board to approve, any agreements with the named executive officers relating to compensation or separation payments. The Company (including its subsidiaries) has no employment agreements with its current U.S. executive officers. However, Mr. Rosebrough and the Company’s STERIS Corporation subsidiary did enter into a Transition Agreement effective as of the date Mr. Rosebrough ceased to be President and CEO of the Company, providing for the continuation of his employment for a period of two years on a part-time basis of approximately five days per month as CEO Emeritus and Senior Advisor, with a base salary of $250,000 per year, a target bonus percentage of 120% and no equity awards.

The named executive officers are party to equity award agreements and covered by the Senior Executive Severance Plan and other plans described in the succeeding pages. These agreements and plans are discussed, in part, in the section of this Proxy Statement entitled “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.” The Committee believes that employment or other special agreements regarding senior management compensation for US-based executives should generally be limited to special circumstances.

Compensation Governance

We maintain several compensation governance best practices, some of which are summarized in the table that begins on page 37. A more detailed discussion of certain of these practices appears below and other of these practices are mentioned in other portions of this Proxy Statement.

Risk Assessment

The Committee has reviewed the Company’s employee compensation policies and practices and determined that the same are not reasonably likely to have a material adverse effect on the Company. This determination was based in part on a review of compensation practices and programs conducted by the Committee’s compensation consultant, FW Cook, and by management, with risk being evaluated from several perspectives, including pay mix, award time horizons, award limitations including caps, metric structure, metric alignment with business strategy, payout cliffs, and other practices or policies that mitigate risk-taking. Other risk mitigating factors reviewed included clawbacks, stock ownership guidelines, anti- hedging and pledging policies and equity grant practices, as well as more specific factors with respect to sales and service incentive plans.

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Clawback and Related Provisions for Annual Incentive Compensation and 2006 Plan Equity Awards

The MICP contains “clawback” provisions. Under these provisions, if the Company’s financial statements for any fiscal year are required to be restated due to material noncompliance with any financial reporting requirement as a result of intentional misconduct of a participant, the participant is required to forfeit or return, as applicable, at the request of the Board or Committee, all or a portion of the participant’s award. The amount to be recovered is the amount of the award in excess of that which would have been payable had the financial statements initially been filed as restated. The Company is entitled to obtain repayment by a variety of different methods.

The 2006 Plan (equity incentives) also contains forfeiture and recovery provisions for “Detrimental Conduct.” Detrimental Conduct includes acts of dishonesty intended to result in material personal gain or enrichment at the expense of the Company and other acts or conduct detrimental or prejudicial to the business, reputation, or other significant interest of the Company.

Restrictions on Securities Transactions

The Company maintains an Insider Trading Policy which restricts activities in or relating to Company stock by Directors, executive officers and employees and their respective related persons. These restrictions include advance clearance requirements for Directors, executive officers and certain other employees for all transactions as well as “blackout” provisions. The Insider Trading Policy also includes a blanket prohibition that prevents Directors, executive officers, employees and their respective related persons from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars or exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, decreases in the market value of the Company’s equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such Director, executive officer, employee or their respective related persons. The Insider Trading Policy further prohibits other types of speculative transactions in Company stock, including short-term trading, short sales, option trading and pledging (including margin purchases of Company stock).

Officer Stock Ownership Guidelines

One of the primary objectives of the Company’s equity incentives is to build stock ownership among executives, thereby aligning their interests more closely with those of the shareholders. To reinforce this objective, the Committee first established stock ownership guidelines for senior managers of STERIS Corporation in 2006. The guidelines have been subsequently revised on several occasions. The Committee believes the guidelines further align the interests of senior management with those of the shareholders. Senior managers (including the named executive officers) are required to maintain a significant equity interest in the Company through ownership of stock that they acquire either with their own funds or through certain long-term incentive awards. The Committee believes that stock ownership helps create economic alignment with shareholders and is a factor in motivating our senior management to enhance shareholder value. The stock ownership requirements are expressed as a multiple of salary rather than a fixed number of shares, as was the case at one time. The Committee believes that this approach, which is consistent with the approach used in the Director Stock Ownership Guidelines, reflects prevailing market practices, and also has the benefit of adjusting for changing circumstances that should influence shareholding requirements. The following table outlines

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Executive Compensation: Compensation Discussion and Analysis

the required officer share ownership values at various levels within the Company, as defined by multiples of base salary for each officer:

Position:	Shareholding Requirements:

CEO	6 times base salary

CFO	4 times base salary

Other Senior Vice Presidents	3 times base salary

Corporate Vice Presidents	2 times base salary

The following share types are included under these guidelines (stock options do not count toward share ownership):

•	Shares purchased/owned outright;

•	Shares acquired from exercised stock options (unexercised options are not counted);

•	Shares purchased through the STERIS Corporation 401(k) plan; and/or

•	Unvested restricted shares and restricted shares that have vested.

From the time a senior manager achieves a position subject to these guidelines, he or she has a five-year period to attain the applicable shareholding requirements. Likewise, if an officer already subject to the guidelines is promoted to a position with higher shareholding requirements, he or she has a five-year period in which to satisfy the higher requirements. A steady increase in share ownership over the five-year period is encouraged, subject to hardship exceptions. If the share ownership guideline is not achieved within the applicable five-year period, the CEO or the Committee is authorized to take into consideration the facts and circumstances with respect to that failure and take whatever action he or they consider appropriate, including restricting or eliminating future equity awards to the particular officer. Based on the closing price of the Company’s Ordinary Shares on the NYSE on March 31, 2022 and base salaries in effect at that date, the CEO and all of the other named executive officers, other than Mr. Xilas, satisfied these guidelines. As Mr. Xilas is a new Company executive officer, he has until June 2026 to satisfy the guidelines.

Tax Deductibility of Compensation

Prior to the passage of Tax Cuts and Jobs Act of 2017 (the “TCJA”) on December 22, 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended the (“Code”) generally disallowed a tax deduction in publicly held companies for compensation paid to certain covered executive officers in excess of $1 million per officer, unless such compensation qualified as “performance-based.” Under the TCJA, the performance-based exception has been repealed with respect to taxable years beginning after December 31, 2017, subject to a special rule that “grandfathers” certain compensation paid pursuant to a written binding contract in effect as of November 2, 2017 that is not materially modified thereafter. As a result of TCJA, most of the compensation paid to our named executive officers in excess of $1 million per officer in a year will not be deductible. While the TCJA may limit the deductibility of compensation paid to our named executive officers, the Committee will—consistent with past practice—retain flexibility to design compensation programs and take such other actions it believes to be in the best long-term interests of the Company and our shareholders.

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Executive Compensation: Report of the Compensation and Organization Development Committee

Report of the Compensation and Organization Development Committee

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Organization Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in STERIS’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

Compensation and Organization Development Committee of the Board of Directors

Dr. Jacqueline B. Kosecoff, Chairman

Paul E. Martin

Christopher S. Holland

Dr. Nirav R. Shah

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Executive Compensation: Compensation and Organization Development Committee Interlocks and Insider Participation

Compensation and Organization Development Committee Interlocks and Insider Participation

None of the members of the Board who served on the Compensation and Organization Development Committee during fiscal year 2022 was ever an officer or employee of the Company or of any of its subsidiaries. None of the members of the Board who served on the Compensation and Organization Development Committee during fiscal 2022 had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

Tabular and Other Executive Compensation Disclosure

The persons named in the below table are referred to in this Proxy Statement as the “named executive officers.”

FISCAL 2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Daniel A. Carestio

President and CEO	2022	767,280	—	1,397,772	2,870,787	854,729	12,600	5,903,168
	2021	542,385	—	734,161	734,701	891,377	10,145	2,912,769
	2020	521,750	—	669,469	669,524	555,461	9,638	2,425,842

Walter M Rosebrough, Jr.

Former President and Chief Executive Officer and Current CEO Emeritus and Senior Advisor	2022	473,780	—	—	—	650,790	31,828	1,156,398
	2021	925,000	—	1,468,984	2,729,173	1,690,530	33,422	6,847,109
	2020	915,000	—	1,388,688	2,579,110	1,558,947	16,895	6,485,640

Michael J. Tokich

Senior Vice President and Chief Financial Officer	2022	555,800	—	557,762	1,676,075	454,782	15,377	3,259,796
	2021	536,125	—	406,174	1,220,258	673,181	22,119	2,857,857
	2020	515,750	—	371,630	1,115,935	548,902	15,755	2,567,972

J. Adam Zangerle

Senior Vice President, General Counsel, and Secretary	2022	445,180	—	794,046	938,626	339,864	14,988	2,532,704
	2021	422,820	—	498,275	498,508	495,245	22,310	1,937,158
	2020	402,500	—	445,956	446,318	342,680	15,150	1,652,604

Andrew Xilas

Senior Vice President and General Manager, Dental(6)	2022	332,055	300,000	239,986	239,930	727,970	11,810	1,851,751

Cary L. Majors

Senior Vice President, Americas Commercial Operations	2022	415,180	—	519,137	519,944	316,932	2,262	1,773,455
	2021	392,105	—	393,584	393,582	459,161	—	1,638,432
	2020	373,000	—	297,304	297,515	317,692	—	1,285,511

(1)	Regular base salary earned.

(2)

The dollar amounts reflect the closing sales price per share of the Company’s stock on the New York Stock Exchange Composite Tape on the effective date of the grant, representing the grant date fair value for purposes of FASB ASC topic 718. For a discussion of specific restricted stock awards granted in fiscal 2022, see “Grants of Plan-Based Awards in Fiscal 2022” below and the narrative discussion that follows. Restricted stock recipients can vote their restricted shares and will receive cash dividend equivalent payments at the same times and amounts per share as all other shareholders receiving dividend payments.

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

(3)

The dollar amounts reflect the grant date fair value under FASB ASC topic 718 for option awards. The aggregate grant date fair value of option awards is computed in accordance with FASB ASC Topic 718, utilizing assumptions discussed in the notes to our financial statements in our Form 10-K for the fiscal years ended March 31, 2022, March 31, 2021 and March 31, 2020, as applicable. For a discussion of specific option awards granted in fiscal 2022, see “Grants of Plan-Based Awards in Fiscal 2022” below and the narrative discussion that follows.

(4)

The dollar amounts for fiscal 2022 represent incentive compensation paid under the MICP and, for Mr. Xilas, certain additional incentive compensation paid pursuant to arrangements maintained by Cantel prior to the acquisition as further described in footnote (6).

(5)

The dollar amounts for fiscal 2022 consist of employer matching contribution to 401(k) plans for all named executive officers (including $12,600, $10,116, and $10,137 respectively for Messrs. Carestio, Tokich and Zangerle), payment of all costs of preparation of U.K. tax returns and U.K. tax advice for Messrs. Rosebrough, Tokich and Zangerle. (U.S. dollar values of tax related amounts were calculated based on the average pound sterling exchange rates for fiscal 2022), a distribution of $8,656 to Mr. Xilas constituting Mr. Xilas’s entire account balance under a nonqualified deferred compensation plan maintained by Cantel Medical that was triggered by the Company’s acquisition of Cantel Medical, and retirement gifts with a cost of $22,454 for Mr. Rosebrough.

(6)

Mr. Xilas became a Company employee on June 2, 2022 when the Company acquired Cantel Medical. Salary shown for Mr. Xilas is his salary paid/accrued on and after the date of acquisition. “Bonus” compensation shown for Mr. Xilas consists of a bonus of $300,000, representing the Special Bonus Amount under his Earnout Agreement entered into prior to the Company’s acquisition of Cantel Medical. “Non-Equity Incentive Plan Compensation” shown for Mr. Xilas consists of a special incentive bonus of $300,000 that was part of an extra bonus package that was offered by Cantel to certain dental personnel to incentivize them to achieve special dental targets as the group recovered from COVID, a $251,571 payment constituting the remaining portion of the bonus due Mr. Xilas pursuant to the regular Cantel incentive compensation plan for Cantel’s fiscal year 2021 and a $176,399 bonus under the Company’s MICP for the period August 1, 2021 through March 31, 2022. For more information regarding Mr. Xilas’s bonus and incentive compensation related to arrangement maintained by Cantel prior to the acquisition, see the section in the Compensation Discussion and Analysis above titled “Additional Xilas Incentive Compensation Arrangements.”

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2022

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)

Daniel A. Carestio

	6/2/2021	5/4/2021				6,056			1,157,786

	10/1/2021	9/17/2021				1,156			239,986

	6/2/2021	5/4/2021					59,316	210.30	2,150,691

	10/1/2021	9/17/2021					18,920	228.36	720,095

			0	782,719	1,565,438

Walter M Rosebrough, Jr.

			0	595,962	1,191,924

Michael J. Tokich

	6/2/2021	5/4/2021				2,292			438,185

	10/1/2021	9/17/2021				576			119,578

	6/2/2021	5/4/2021					36,296	210.30	1,316,028

	10/1/2021	9/17/2021					9,460	228.36	360,048

			0	416,467	832,934

J. Adam Zangerle

	6/2/2021	5/4/2021				3,276			626,306

	10/1/2021	9/17/2021				808			167,741

	6/2/2021	5/4/2021					17,284	210.30	626,687

	10/1/2021	9/17/2021					8,196	228.36	311,940

			0	311,231	622,462

Andrew Xilas

	10/1/2021	9/17/2021				1,156			239,985

	10/1/2021	9/17/2021					6,304	228.36	239,930

			0	161,538	323,076

Cary L. Majors

	6/2/2021	5/4/2021				1,964			375,478

	10/1/2021	9/17/2021				692			143,659

	6/2/2021	5/4/2021					10,368	210.30	375,925

	10/1/2021	9/17/2021					3,784	228.36	144,019

			0	290,230	580,460

(1)

Amounts shown in these columns represent the annual incentive compensation opportunity under the Company MICP for fiscal 2022 for each named executive officer. See “Compensation Discussion and Analysis—Principal Components of Compensation for Named Executive Officers—Annual Incentive Compensation (cash bonus)” above, for more detail regarding these amounts. For purposes of these calculations, per the MICP provisions, compensation received during the fiscal year during each executive’s period of participation was utilized.

(2)	Restricted stock and stock option grants made as part of the annual long-term equity grant. All restricted stock and stock option awards were granted under the 2006 Plan.

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NARRATIVE SUPPLEMENT TO THE FISCAL 2022 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN FISCAL 2022 TABLE

Vesting Schedule

Stock option awards to employees generally vest and become nonforfeitable in increments of 25% per year over a four-year period, with full vesting four years after the date of grant. Restricted stock awards to employee recipients generally cliff vest on the fourth anniversary of the grant date if the recipient remains in continuous employment through that date. However, employees who are grantees of restricted stock and have attained age 55 and been employed for at least 5 years at the time of the grant or meet these criteria during the term of the grant, or have 25 years of service at the time of grant or meet that criterion during the term of the grant, will be subject to installment vesting rules over the four-year period. All outstanding unvested equity awards are subject to “double trigger” vesting and will not vest immediately upon a change of control unless the recipient does not receive a qualified replacement award. Stock options and restricted stock will vest immediately if the grantee dies while employed by the Company.

Forfeiture and Post-Employment Treatment

The unvested portion of a stock option award (and the right to acquire the underlying shares) is generally forfeited at termination of employment (unless employment terminates on account of death or a qualifying termination following a change of control). The vested portion of a stock option award (and the right to acquire the underlying shares) is forfeited following termination of employment and expiration of the applicable post-employment exercise period and also may be forfeited in the case of a termination of employment for “Cause.” Unvested restricted stock is forfeited at termination of employment, unless employment terminates on account of death or a qualifying termination following a change of control. Unvested equity awards are subject to “double trigger” vesting upon a change in control, as described above. See “STERIS Equity Incentive Plan” beginning on page 67 for additional information.

Dividends

Dividends are payable on restricted stock at the same times and in the same amounts as payable generally from time to time on our outstanding Shares. Dividend equivalents are payable on restricted stock units in the same amounts as dividends are payable generally from time to time on our outstanding shares, but payment is deferred until vesting.

Option Exercise Price

Options granted under the 2006 Plan for fiscal 2018 and prior fiscal years have an exercise price equal to the NYSE Composite Transaction Reporting System closing price of our Shares on the effective date of the grant, which may not be earlier than the approval date. The Company’s May 2018 stock option awards and all subsequent stock option grants all have an exercise price of 110% of the NYSE Composite Transaction System closing price of our shares on the effective date of the grant, which effective date may not be earlier than the approval date. The Company intends to continue granting options at a premium option price of 10% in excess of grant date market value.

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

OUTSTANDING EQUITY AWARDS ON MARCH 31, 2022

	Option Awards					Stock Awards*

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Daniel A. Carestio
	5/30/2017	4,500	0	77.07	5/30/2027
	5/31/2018	22,398	7,466	114.22	5/31/2028
	10/01/2018	7,101	2,367	125.58	10/1/2028
	5/31/2019	14,434	14,434	147.05	5/31/2029
	6/01/2020	6,694	20,082	182.22	6/01/2030
	6/02/2021	0	59,316	210.30	6/02/2031
	10/01/2021	0	18,920	228.36	10/01/2031
						5/31/2018	2,712	655,680
						10/01/2018	1,748	422,614
						5/31/2019	5,008	1,210,784
						6/01/2020	4,432	1,071,525
						6/02/2021	6,056	1,464,159
						10/01/2021	1,156	279,486
Walter M Rosebrough, Jr.
	5/31/2018	0	34,067	114.22	5/31/2028
	5/31/2019	55,602	55,602	147.05	5/31/2029
	6/01/2020	28,866	74,598	182.22	6/01/2030
						5/31/2018	3,097	748,762
						5/31/2019	5,194	1,255,753
						6/01/2020	6,651	1,608,012
Michael J. Tokich
	5/30/2017	32,000	0	77.07	5/30/2027
	5/31/2018	34,998	11,666	114.22	5/31/2028
	5/31/2019	24,058	24,058	147.05	5/31/2029
	6/01/2020	11,118	33,354	182.22	6/01/2030
	6/02/2021	0	36,296	210.30
	10/01/2021	0	9,460	228.36
						5/31/2018	4,240	1,025,105
						5/31/2019	2,780	672,121
						6/01/2020	2,452	592,820
						6/02/2021	2,292	554,137
						10/01/2021	576	139,260
J. Adam Zangerle
	8/10/2015	8,000	0	67.98	8/10/2025
	6/01/2016	15,000	0	69.72	6/01/2026
	5/30/2017	14,000	0	77.07	5/30/2027
	5/31/2018	16,152	5,384	114.22	5/31/2028
	5/31/2019	9,622	9,622	147.05	5/31/2029
	6/01/2020	4,542	13,626	182.22	6/01/2030
	6/02/2021	0	17,284	210.30	6/02/2031
	10/01/2021	0	8,196	228.36	10/01/2031
						5/31/2018	3,636	879,076
						5/31/2019	3,336	806,545
						6/01/2020	3,008	727,244
						6/02/2021	3,276	792,039
						10/01/2021	808	195,350
Andrew Xilas(2)
	10/01/2021	0	6,304	228.36	10/01/2031
						6/02/2021	1,211	292,783
						6/02/2021	666	161,019
						6/02/2021	503	121,610
						10/01/2021	1,156	279,486

62    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Executive Compensation: Tabular and Other Executive Compensation Disclosure

	Option Awards					Stock Awards*

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Cary L. Majors
	5/31/2018	1,199	3,733	114.22	5/31/2028
	5/31/2019	6,414	6,414	147.05	5/31/2029
	6/01/2020	3,586	10,758	182.22	6/01/2030
	6/02/2021	0	10,368	210.30	6/02/2031
	10/01/2021	0	3,784	228.36	10/01/2031
						5/31/2018	2,520	609,260
						5/31/2019	2,224	537,696
						6/01/2020	2,376	574,446
						6/02/2021	1,964	474,836
						10/01/2021	692	167,305

(1)

Market Value is computed by multiplying the number of shares or units of stock by the NYSE Composite Transaction Reporting System closing price of Ordinary Shares on March 31, 2022 of $241.77 per share.

(2)

All stock shown for Mr. Xilas under “Stock Awards,” except those shown with a grant date of October 1, 2021, represent Cantel Medical restricted stock units that were converted to STERS restricted stock units pursuant to the provisions of the Cantel Merger Agreement (as defined below). The date shown as the grant date is the effective date of the conversion.

The vesting schedule for each grant in the table on the prior page is shown below, based on the option or stock award grant date, as applicable.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule

8/10/2015	25% exercisable on 5/28/2016, 5/28/2017, 5/28/2018 and 5/28/2019 (Zangerle)

6/1/2016	25% exercisable on 6/1/2017, 6/1/2018, 6/3/2019 and 6/1/2020 (Zangerle)

5/30/2017	25% exercisable on 5/30/2018, 5/30/2019, 6/1/2020 and 6/1/2021 (Tokich, Carestio and Zangerle)

5/31/2018	25% exercisable on 5/31/2019, 6/1/2020, 6/1/2021 and 5/31/2022

10/1/2018	25% exercisable on 10/1/2019, 10/1/2020, 10/1/2021 and 10/3/2022

5/31/2019	25% exercisable on 6/1/2020, 6/1/2021, 5/31/2022 and 5/31/2023

6/1/2020	25% exercisable on 6/1/2021, 6/1/2022, 6/1/2023 and 6/3/2024

6/2/2021	25% exercisable on 6/2/2022, 6/2/2023, 6/3/2024 and 6/2/2025

10/1/2021	25% exercisable on 10/3/2022, 10/2/2023, 10/1/2024 and 10/1/2025

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule*

5/31/2018	100% on 5/31/2022 (Tokich, Carestio, Zangerle, and Majors)

5/31/2018	25% on 5/31/2019, 25% on 6/1/2020, 25% on 6/1/2021 and 25% on 5/31/2022 under 55/5 Rule (Rosebrough)

10/1/2018	100% on 10/3/2022 (Carestio)

5/31/2019	100% on 5/31/2023 (Tokich, Carestio, and Majors)

5/31/2019	75% on 5/31/2022 and 25% on 5/31/2023 under 55/5 Rule (Zangerle)

5/31/2019	25% on 6/1/2020, 25% on 6/1/2021, 25% on 5/31/2022 and 25% on 5/31/2023 under 55/5 Rule (Rosebrough)

6/1/2020	100% on 6/3/2024 (Majors)

6/1/2020	50% on 6/1/2022, 25% on 6/1/2023 and 25% on 6/3/2024 under 55/5 Rule (Zangerle)

6/1/2020	75% on 6/1/2023 and 25% on 6/3/2024 under 55/5 Rule (Tokich) and under 25 year Service Rule (Carestio)

6/1/2020	25% on 6/1/2021, 25% on 6/1/2022, 25% on 6/1/2023 and 25% on 6/3/2024 under 55/5 Rule (Rosebrough)

6/2/2021	100% on 6/2/2025 (Majors)

6/2/2021	75% on 6/3/2024 and 25% on 6/2/2025 under 55/5 Rule (Tokich)

6/2/2021	50% on 6/2/2023, 25% on 6/3/2024 and 25% on 6/2/2023 under 25 year Service Rule (Carestio)

6/2/2021	25% on 6/2/2022, 6/2/2023, 6/3/2024 and 6/2/2025 under 55/5 Rule (Xilas restricted stock units vest as follows: 606 on 10/7/2022, 503 on 10/10/2022, 333 on 12/2/2022, 605 on 10/7/2023, and 333 on 12/2/2023 and Zangerle)

10/1/2021	100% on 10/1/2025 (Majors)

10/1/2021	75% on 10/1/2024 and 25% on 10/1/2025 under 55/5 Rule (Tokich)

10/1/2021	25% on 10/3/2022, 25% on 10/2/2023, 25% on 10/1/2024 and 25% on 10/1/2025 under 25 year Service Rule (Carestio)

10/1/2021	25% on 10/3/2022, 25% on 10/2/2023, 25% on 10/1/2024 and 25% on 10/1/2025 (for Xilas) and under 55/5 Rule (for Zangerle)

*	All stock awards are restricted stock, except for the awards made prior to October 1, 2021 to Mr. Xilas.

64    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Executive Compensation: Tabular and Other Executive Compensation Disclosure

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2022

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel A. Carestio(3)
			5,500	1,055,835
Walter M Rosebrough, Jr.(4)
	10,000	1,405,100
	10,000	1,417,800
	14,000	2,028,460
	12,526	1,270,387
	14,769	1,913,619
			4,000	753,720
			3,097	583,568
			2,597	489,353
			2,217	417,750
Michael J. Tokich(5)
	20,000	3,346,600
	30,000	5,140,500
			6,000	1,130,580
J. Adam Zangerle(6)
			6,000	1,130,580
Andrew Xilas(7)
			607	131,919
			506	112,099
			333	73,470
Cary Majors(8)
	10,000	1,046,300
			6,500	1,224,795

(1)

Value realized on exercise equal to the difference between the market price (sale price on exercise date or closing price on exercise date, as applicable) of the option shares at exercise and the option exercise price, times the number of option shares being exercised.

(2)	Value realized based on the closing price of the shares on the date of vesting multiplied by the number of shares that vested on that date.

(3)	1,677 shares were withheld to cover the required tax withholding due on the vesting of the 5,500 restricted shares. These shares vested on June 1, 2021.

(4)	No shares were withheld for taxes in respect of these share vestings as Mr. Rosebrough paid the taxes in cash. These shares vested June 1, 2021.

(5)	1,946 shares were withheld to cover the required tax withholding due on the vesting of the 6,000 restricted shares. These shares vested on June 1, 2021.

(6)	1,945 shares were withheld to cover the required tax withholding on 6,000 restricted shares. These shares vested on June 1, 2021.

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Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

(7)

179 shares were withheld to cover the required tax withholding due on the vesting of 607 restricted stock units. The vesting occurred on October 7, 2021. 149 shares were withheld to cover the required tax withholding due on the vesting of 506 restricted stock units. The vesting occurred on October 10, 2021. 126 shares were withheld to cover the required tax withholding due on the vesting of 333 restricted stock units. The vesting occurred on December 2, 2021.

(8)	2,129 shares were withheld to cover the required tax withholding on 6,500 restricted shares. These shares vested on June 1, 2021.

Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

We maintain various contracts, agreements, plans, and arrangements (collectively, agreements) that may provide for payments or the provision of other benefits to executive officers following or in connection with any termination or constructive termination of employment or a change in control of the Company or change in an executive officer’s responsibilities. Some of these agreements are available generally to all of our salaried employees on the same basis as, and do not discriminate in scope, terms or operation in favor of, our executive officers. None of the named executive officers are covered by a Company maintained defined benefit pension plan. All named executive officers are eligible for participation in the STERIS Corporation 401(k) Plan, a defined contribution arrangement. The only other agreements concerning compensation to which any of the named executive officers are party or in which any of the named executive officers participate, that are not available generally to all our salaried employees, are described below.

Senior Executive Severance Plan

In connection with the Redomiciliation, the Company approved the STERIS plc Senior Executive Severance Plan (the “Senior Executive Severance Plan”). The Senior Executive Severance Plan replaced Old STERIS’s Senior Executive Severance Plan (“Predecessor Plan”). The Senior Executive Severance Plan covers all named executive officers and other senior employees of the Company and subsidiaries whose participation is approved by the Board or Compensation and Organization Development Committee of the Company. Under the Senior Executive Severance Plan, a participant who terminates employment for Good Reason (as defined in the Senior Executive Severance Plan), or whose employment is terminated other than for Cause (as defined in the Senior Executive Severance Plan), will be entitled to severance benefits. Generally, severance benefits will consist of severance pay equal to the participant’s annual base salary, prorated incentive compensation (bonus), and reimbursement for continuing medical and dental coverage. Payment of severance benefits is contingent on the participant’s execution of a release of claims in favor of the Company and its affiliates. If the termination is in conjunction with a Change in Control (as defined in the Senior Executive Severance Plan) and within specified time frames, the severance pay amount will equal two times the participant’s annual base salary. The Senior Executive Severance Plan or a participant’s participation in the Senior Executive Severance Plan may be terminated upon twelve months’ prior notice, with some limitations. A participant who is covered by both an agreement or other plan or arrangement providing benefits in the nature of severance and by the Senior Executive Severance Plan will be entitled to receive benefits under whichever provides for greater benefits, but not both.

66    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

STERIS Equity Incentive Plan

In conjunction with the Redomiciliation, the Company assumed and amended and restated the 2006 Plan, all effective March 28, 2018. Also in connection with the Redomiciliation, all outstanding 2006 Plan awards in respect of Old STERIS ordinary shares were converted into equity awards for the same number of Company Ordinary Shares, with the other terms and conditions of the awards remaining the same, except as otherwise required by law.

The Board has paramount authority for administration of the Plan. This authority has been largely delegated to the Board’s Compensation and Organization Development Committee (the “Compensation Committee”). The Plan also permits certain delegations to be made to or by the Chief Executive Officer with respect to matters not impacting Directors or executive officers.

The 2006 Plan authorizes the issuance or grant of various stock and stock related incentives, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares and other stock awards and other awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to, the Company’s shares or factors that may influence the value of its shares. Awards may be made to employees and non-employee directors. As of June 2, 2022, after giving effect to the Company’s regular annual equity award grants made on that date, there were approximately 2,802,783 Ordinary Shares remaining available for grant under the 2006 Plan. The aggregate 2006 Plan available share limit is reduced by the number of: (1) shares acquired pursuant to an option exercise, regardless of whether shares are tendered in payment of the option price; (2) shares withheld by STERIS to satisfy tax withholding obligations; and (3) shares covered by SARs to the extent the SAR is exercised and settled in shares, whether or not shares are actually issued upon exercise. Also, shares that are repurchased by STERIS with option right proceeds will not increase the aggregate 2006 Plan share limit described above. The 2006 Plan provides that the number of shares underlying awards that expire or are forfeited will not reduce the number of shares available for issuance under the 2006 Plan.

Repricing of options and SARs is prohibited under the 2006 Plan without shareholder approval. The 2006 Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of Ordinary Shares on the date of grant. Beginning with the 2019 fiscal year, all stock option and SAR grants have an exercise price of 110% of the fair market value of Ordinary Shares on the grant date. 2006 Plan awards are made upon such terms as the Compensation Committee (or its delegate) may approve and are set forth in an evidence of award. Stock option awards to employees generally vest and become nonforfeitable in increments of 25% per year over a four-year period, with full vesting four years after the date of grant. Restricted stock awards to employee recipients generally cliff vest on the fourth anniversary of the grant date if the recipient remains in continuous employment through that date. However, certain employees who are grantees of restricted stock and have attained age 55 and been employed for at least 5 years at the time of the grant or meet these criteria during the term of the grant, may be subject to annual installment vesting rules over the four-year period. Also, employees who have at least 25 years of service at the time of grant or satisfy this requirement during the term of the grant, may be subject to annual installment vesting rules over the four-year period.

In general, upon termination of an award recipient’s employment, the nonvested portions of his or her stock option grants, restricted stock awards, and other equity incentive awards are immediately forfeited. However, unvested option grants and restricted stock awards will become vested and

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Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

nonforfeitable upon the recipient’s death while employed and unvested restricted stock units and other equity incentive awards may be modified by the Company to give the award recipient the benefit of the award or unit through the date of death. Also, stock option and stock appreciation rights held by certain persons who are age 55 and have at least 5 years of service at termination, or who have at least 25 years of service at termination, may be exercisable for an extended period equal to the remaining term of the award. These extended exercise provisions are contingent upon the grantee remaining in Good Standing (as defined in the 2006 Plan) and not dying prior to expiration of the term and are subject to the other 2006 Plan terms. If a recipient fails to remain in Good Standing, any outstanding stock options, restricted stock awards and other equity incentive compensation awards may be forfeited.

The 2006 Plan provides for “double trigger” vesting. Under these provisions, outstanding unvested equity awards will not vest upon a change in control unless the participant does not receive a qualifying replacement award. To qualify as a replacement award, the award must satisfy a number of criteria, including a requirement that the value of the replacement award be at least equal to the value of the award being replaced. The Board or Compensation Committee, as constituted immediately prior to the change in control, determines in its sole discretion whether the criteria have been satisfied. If a participant receives a qualifying replacement award, accelerated vesting will occur only to the extent the participant’s employment is terminated by the participant for Good Reason (as defined in the 2006 Plan) or by his or her employer other than for Cause or other Detrimental Activity (as defined in the 2006 Plan), within two years after the change in control. In general a change in control includes any of the following: the acquisition by any person or group of 25% or more of the combined voting power of the Company’s outstanding voting stock; certain changes in the composition of a majority of the Board membership; the consummation of certain reorganizations, mergers or consolidations or disposition of all or substantially all of the assets of the Company or certain other business transactions involving the Company; or approval by the shareholders of a complete liquidation or dissolution of the Company. The Redomiciliation did not constitute a change of control under the 2006 Plan.

In connection with the grant of stock options, restricted stock, restricted stock units and stock appreciation rights under the 2006 Plan, optionees and other award recipients agree to restrictive covenants which may include non-competition, non-interference and non-disclosure. If the recipient breaches any of these covenants, in addition to any other remedies the Company may have, awards then held by the recipient and stock then held that was received pursuant to awards may be forfeited.

Cantel Plans

Pursuant to the Company’s Merger Agreement (the “Cantel Merger Agreement”) for the acquisition of Cantel Medical (“Cantel” or “Cantel Medical”) the Company agreed that upon closing of the acquisition, the Company would assume the Cantel 2016 Incentive Plan and the Cantel 2020 Equity Incentive Plan (collectively the “Cantel Plans”) and the outstanding equity awards thereunder. These awards consist solely of time-vesting restricted stock units and performance stock units. In accordance with the Cantel Merger Agreement provisions, all of these awards were converted at the closing to time-vesting restricted stock units of STERIS at the general stock exchange conversion ratio calculated in accordance with the Cantel Merger Agreement, with the conversion of performance stock units being based on target performance. In conjunction with the merger, the Board of the Company determined that no further awards would be made under the Cantel Plans and the Cantel Plans were amended accordingly, thereby permanently freezing the Cantel Plans.

68    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Management Incentive Compensation Plan

The Company maintains the MICP, which covers most management employees of the Company and its subsidiaries. The CEO and all executive officers, including all of the named executive officers, were covered by the MICP, as described below, for fiscal 2022.

The MICP provides annual incentive compensation to participants based upon achievement of financial and other objectives. Each MICP participant is assigned annually a “target” bonus based upon his or her position and level of responsibility within the Company. The target bonus is an amount equal to the percentage of the participant’s base salary that he or she would receive as a bonus if all of the objectives established for, or otherwise applicable to, the participant are achieved. Achievement is determined generally utilizing Company-wide financial metrics and financial objectives. If the objectives are exceeded, a larger bonus may be payable. If the objectives are not attained, a smaller bonus or no bonus may be payable. In no case will the bonus payable to a participant exceed a cap of 200% of his or her target bonus. Generally, a participant is not entitled to a bonus in respect of a particular fiscal year unless he or she has remained in the employ of the Company through the end of that fiscal year, except to the extent a bonus payment may be otherwise contractually required.

Bonus payments are at the discretion of the Company’s Compensation and Organization Development Committee, which administers the MICP. The Compensation and Organization Development Committee reserves the discretion to modify, limit or deny any benefits that may otherwise be payable.

TABLES OF PAYMENT ESTIMATES

Introduction

The tables that follow estimate and summarize the potential payments and benefits under compensation and benefit plans and contractual agreements to which the named executive officers are a party or a participant that may be realizable by each of the named executive officers in the event of a termination of employment and/or change in control under the circumstances described in the footnotes and column headings to the tables, as supplemented by the narrative descriptions of agreements and/or plans addressing or containing provisions relating to change in control and/or termination payments and benefits. These narrative descriptions are found under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control” above beginning on page 66.

Excluded Amounts

The amounts shown in the tables that follow do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, and distributions of plan balances under our 401(k) plan.

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Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Daniel A. Carestio(1)

The table below describes those benefits to which Mr. Carestio would have been entitled under the Senior Executive Severance Plan and his equity awards under various scenarios, including change in control scenarios, as of March 31, 2022.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2) ($)	Change in Control without Termination and no Qualifying Replacement Award ($)	Change in Control without Termination but with Qualifying Replacement Award ($)	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4) ($)
Severance Payment	875,000	0	0	1,750,000
Stock Options(3)	0	5,910,773	0	5,910,773
Restricted Stock(3)	0	5,104,248	0	5,104,248
Pro-Rata Bonus Payment	854,729	0	0	854,729
Medical and Dental Benefits	23,340	0	0	23,340
Totals	1,753,069	11,015,021	0	13,643,090

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2022. The stock price used is the closing price of $241.77 on March 31, 2022, the assumed termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Carestio will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Carestio’s actual bonus for fiscal 2022 is $854,729. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting, and the estimated value of such vesting would be the same as set forth in the table above for the change in control vesting scenarios.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Carestio will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Carestio’s actual bonus for fiscal 2022 is $854,729. The proration is 100% because the assumed termination date is the fiscal year end.

70    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Walter M Rosebrough, Jr.(1)

The table below describes those benefits to which Mr. Rosebrough would have been entitled under the Senior Executive Severance Plan and his equity awards under various scenarios, including change in control scenarios, as of March 31, 2022.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2) ($)	Change in Control without Termination and no Qualifying Replacement Award ($)	Change in Control without Termination but with Qualifying Replacement Award ($)	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4) ($)
Severance Payment	250,000	0	0	500,000
Stock Options(3)	0	14,054,178	0	14,054,178
Restricted Stock(3)	0	3,612,527	0	3,612,527
Pro-Rata Bonus Payment	650,790	0	0	650,790
Medical and Dental Benefits	0	0	0	0
Totals	900,790	17,666,705	0	18,817,495

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2022. The stock price used is the closing price of $241.77 on March 31, 2022, the assumed termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Rosebrough will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Rosebrough’s actual bonus for fiscal 2022 is $650,790. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting, and the estimated value of such vesting would be the same as set forth in the table above for the change in control vesting scenarios.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Rosebrough will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Rosebrough’s actual bonus for fiscal 2022 is $650,790. The proration is 100% because the assumed termination date is the fiscal year end.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    71

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Michael J. Tokich(1)

The table below describes those benefits to which Mr. Tokich would have been entitled under the Senior Executive Severance Plan and his equity awards under various scenarios, including change in control scenarios, as of March 31, 2022.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2) ($)	Change in Control without Termination and no Qualifying Replacement Award ($)	Change in Control without Termination but with Qualifying Replacement Award ($)	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4) ($)
Severance Payment	560,000	0	0	1,120,000
Stock Options(3)	0	7,022,096	0	7,022,096
Restricted Stock(3)	0	2,983,442	0	2,983,442
Pro-Rata Bonus Payment	454,782	0	0	454,782
Medical and Dental Benefits	22,109	0	0	22,109
Totals	1,036,891	10,005,538	0	11,602,429

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2022. The stock price used is the closing price of $241.77 on March 31, 2022, the assumed termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Tokich will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Tokich’s actual bonus for fiscal 2022 is $454,782. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting, and the estimated value of such vesting would be the same as set forth in the table above for the change in control vesting scenarios.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Tokich will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Tokich’s actual bonus for fiscal 2022 is $454,782. The proration is 100% because the assumed termination date is the fiscal year end.

72    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

J. Adam Zangerle(1)

The table below describes those benefits to which Mr. Zangerle would have been entitled under the Senior Executive Severance Plan and his equity awards under various scenarios, including change in control scenarios, as of March 31, 2022.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2) ($)	Change in Control without Termination and no Qualifying Replacement Award ($)	Change in Control without Termination but with Qualifying Replacement Award ($)	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4) ($)
Severance Payment	450,000	0	0	900,000
Stock Options(3)	0	3,063,389	0	3,063,389
Restricted Stock(3)	0	3,400,253	0	3,400,253
Pro-Rata Bonus Payment	339,864	0	0	339,864
Medical and Dental Benefits	15,493	0	0	15,493
Totals	805,357	6,463,642	0	7,718,999

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2022. The stock price used is the closing price of $241.77 on March 31, 2022, the assumed termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Zangerle will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Zangerle’s actual bonus for fiscal 2022 is $339,864. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting, and the estimated value of such vesting would be the same as set forth in the table above for the change in control vesting scenarios.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Zangerle will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Zangerle’s actual bonus for fiscal 2022 is $339,864. The proration is 100% because the assumed termination date is the fiscal year end.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    73

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Andrew Xilas(1)

The table below describes those benefits to which Mr. Xilas would have been entitled under the Senior Executive Severance Plan and his equity awards under various scenarios, including change in control scenarios, as of March 31, 2022.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2) ($)	Change in Control without Termination and no Qualifying Replacement Award ($)	Change in Control without Termination but with Qualifying Replacement Award ($)	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4) ($)
Severance Payment	400,000	0	0	800,000
Stock Options(3)	0	84,537	0	84,537
Restricted Stock(3)	0	854,899	0	854,899
Pro-Rata Bonus Payment	176,399	0	0	176,399
Medical and Dental Benefits	24,811	0	0	24,811
Totals	601,210	939,436	0	1,940,646

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2022. The stock price used is the closing price of $241.77 on March 31, 2022, the assumed termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Xilas will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Xilas’s actual bonus under the MICP for fiscal 2022 is $176,399. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting, and the estimated value of such vesting would be the same as set forth in the table above for the change in control vesting scenarios.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Xilas will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Xilas’s actual bonus under the MICP for fiscal 2022 is $176,399. The proration is 100% because the assumed termination date is the fiscal year end.

74    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Cary Majors(1)

The table below describes those benefits to which Mr. Majors would have been entitled under the Senior Executive Severance Plan and his equity awards under various scenarios, including change in control scenarios, as of March 31, 2022.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2) ($)	Change in Control without Termination and no Qualifying Replacement Award ($)	Change in Control without Termination but with Qualifying Replacement Award ($)	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4) ($)
Severance Payment	420,000	0	0	840,000
Stock Options(3)	0	2,101,342	0	2,101,342
Restricted Stock(3)	0	2,363,544	0	2,363,544
Pro-Rata Bonus Payment	316,932	0	0	316,932
Medical and Dental Benefits	14,328	0	0	14,328
Totals	751,260	4,464,886	0	5,636,146

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2022. The stock price used is the closing price of $241.77 on March 31, 2022, the assumed termination and Change in Control date. Severance payments and medical and dental benefits have been calculated using applicable foreign exchange closing rates on March 31, 2022.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Majors will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Majors’ actual bonus for fiscal 2022 is $316,932. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting, and the estimated value of such vesting would be the same as set forth in the table above for the change in control vesting scenarios.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Majors will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Majors’ actual bonus for fiscal 2022 is $316,932. The proration is 100% because the assumed termination date is the fiscal year end.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    75

Executive Compensation: CEO Pay Ratio

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K, we have calculated our CEO pay ratio for our 2022 fiscal year. The Company and its subsidiaries have worldwide operations and employ approximately 16,600 people in 37 countries, with approximately 10,200 of our employees in the United States and 6,400 outside the United States.

Measurement Date

Our median employee was identified from the population of all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries (other than the CEO) as of January 1, 2022, as described below.

De Minimis Exception

We were permitted to exclude employees outside the United States so long as the total number of excluded employees did not exceed 5% of the total Company group employee population. The decision regarding which employee populations to exclude was based primarily upon size of the local workforce. As a result, we gathered information from the following countries, which had a total workforce of approximately 15,800, or more than 95%, of our total employee population:

Canada	Germany	Mexico

China	Ireland	Netherlands

France	Italy	United Kingdom

Finland	Malaysia	United States

The following countries, which had a total workforce of 736 and a per country workforce as noted, were excluded:

Australia	36	India	66	Slovenia	35

Austria	1	Japan	22	South Africa	25

Belgium	13	Jordan	1	Spain	55

Brazil	62	Korea	2	Switzerland	62

Costa Rica	92	Lebanon	1	Thailand	93

Czech Republic	45	Poland	1	Turkey	1

Greece	20	Russian Federation	1	United Arab Emirates	5

Hong Kong	7	Saudi Arabia	2

Hungary	25	Singapore	63

Consistently Applied Compensation Measure (“CACM”)

As permitted by Item 402(u) of Regulation S-K, which allows the median employee to be determined based upon any consistently applied compensation measure, we used federal taxable earnings (generally base wages, overtime pay, and cash bonuses and incentives) as reported by the relevant payroll processing systems for calendar year 2021 as our CACM. Where applicable, earnings were translated to the U.S. dollar equivalent based upon average exchange rates in effect during calendar year 2021.

76    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Executive Compensation: CEO Pay Ratio

We endeavored to exclude all employees whose employment terminated before January 1, 2022 and their compensation and were able to do so with respect to our largest employee bases in the United States and United Kingdom. However, we extracted data on an anonymous basis from approximately 25 payroll systems applicable to employees in the covered countries, not all of which provided the ability to exclude terminated employees from reporting using our chosen CACM. We also did not annualize compensation of newly hired full- and part-time employees who worked for us for less than the full calendar year.

Methodology and Pay Ratio

For fiscal 2022, the median employee’s annual total compensation was calculated in the same manner as the CEO’s annual total compensation is calculated in the Fiscal 2022 Summary Compensation Table. During fiscal 2022, both Mr. Rosebrough and Mr. Carestio served as CEO. However, as permitted by SEC rules, we have used Mr. Carestio as our CEO for purposes of the CEO pay ratio disclosure (as he was the CEO serving on the January 1, 2022 determination date). For these purposes, we have annualized Mr. Carestio’s compensation as necessary from that reported in the 2022 Summary Compensation Table, based on the reasonable estimates and assumptions described below, as if he had received CEO-level pay for all of fiscal 2022.

First, the CEO’s new higher base salary rate of $875,000 per year, which became effective on July 29, 2021 when he became CEO, was annualized for the entire 2022 fiscal year instead of using just his lower accrued salary for the fiscal year. Second, the CEO’s new higher target bonus percentage of 110% of base salary, which became effective at the same time as the salary increase, also was annualized and utilized, together with his annualized higher base salary, to calculate his annual incentive compensation (instead of using his lower blended target percentage of 103.5% for the fiscal year, which was used to calculate his actual incentive compensation)for fiscal 2022 for purposes of the below table.

Additionally, as permitted by the regulations, the employer-paid portion of the median employee’s health and dental insurance coverage was included in both the median employee’s compensation and the CEO’s compensation. The employer-paid portion of the CEO’s health and dental insurance coverage was not included in the Fiscal 2022 Summary Compensation Table amounts.

As illustrated in the following table and based upon the considerations discussed above, we estimate that our fiscal 2022 CEO to median employee pay ratio is 92.5:1.

CEO to Median Employee Pay Ratio

	CEO		Median Employee

Annual Total Compensation	$6,223,364		$67,300

CEO to Median Employee Pay Ratio	92.5	:	1

We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of

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Executive Compensation: CEO Pay Ratio

methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company. Neither the Compensation and Organization Development Committee nor management of the Company use the pay ratio measure in making compensation decisions.

78    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

NON-EMPLOYEE DIRECTOR COMPENSATION

Description of Director Compensation for Fiscal 2022

Non-employee Directors are compensated by the Company for their service as such for each term of office. Company employees serving as Directors are not compensated for their service as Directors.

For the 2021-22 term of office, the Chairman of the Board was paid a retainer of $450,000 and each other non-employee Director was paid a retainer of $300,000. The 2021-22 retainers were paid in full at the beginning of the term. Retainer fees are fully vested immediately upon payment, regardless of the form in which paid.

Absent an election to the contrary, the $300,000 retainer fee was payable as follows to each Director (other than Messrs. Holland and Martin and Dr. Sohi) for the 2021-22 term of office: $82,000 in cash, $109,000 in stock options and $109,000 in career restricted stock units (“CRSUs”). With respect to Dr. Sohi, as Chairman, his 2021-22 retainer was payable as follows: $123,000 in cash, $163,500 in stock options and $163,500 in CRSUs. However, Directors (other than Messrs. Holland and Martin) were permitted to elect to receive all or a part of the cash or option portions of the fee in Ordinary Shares or CRSUs and to elect to receive the CRSU portion of the fee in Ordinary Shares, and certain of the Directors made these elections. CRSUs are restricted stock units, with each unit representing a share of the Company’s stock.

Messrs. Holland and Martin, as newer Directors, had fewer available forms of compensation because they had not satisfied the Company’s Director Stock Ownership Guidelines at the start of their 2021-22 terms. Until such time as they satisfy the Guidelines, they receive their annual retainer in cash up to the maximum of $82,000 and remainder in CRSUs. New Directors are expected to satisfy these Guidelines within five years after beginning their Board service. Messrs. Holland and Martin have served on the Board for less than five years. New Directors who are elected to the Board mid-term receive a prorated amount of their fees in CRSUs.

The number of CRSUs or Ordinary Shares a Director is entitled to receive for each annual term will be determined based upon the dollar amount of the retainer fees elected to be received in CRSUs or Ordinary Shares, respectively and the STERIS per share closing price on the NYSE on the effective date of grant. The number of options a Director is entitled to receive is determined based upon a Black-Scholes calculation, and the option price is the NYSE grant date closing price. A Director’s CRSUs will be settled in Ordinary Shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on Ordinary Shares. All equity awards to non-employee Directors vest immediately.

The Company also pays additional Chair fees to the Chairs of each standing Committee (the “Chair Fee”). The following Committee Chair fees were paid for the 2021-2022 terms of office: Audit Committee Chair—$25,000; Compensation and Organization Development Chair—$20,000; Nominating and Governance Committee Chair—$15,000; and Compliance and Technology Chair—$15,000. These fees were payable in cash, but each Chairperson could elect to receive all of the Chair Fee in one of the other forms of compensation.

In addition, beginning with the 2021-22 term of office, each Director was paid a Committee membership fee for each Committee on which he or she served (other than as Committee Chair). These fees, which were payable in cash at the beginning of the term, were as follows: $12,000 for

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Non-Employee Director Compensation: Description of Director Compensation for Fiscal 2022

Audit Committee members, $7,500 for Compensation and Organization Development Committee members, and $6,000 per Committee for members of the other standing Committees.

Meeting attendance fees were formerly payable to each Director at a rate of $1,000 per meeting for each Board meeting and assigned Committee meeting attended in excess of 20 during the 2020-2021 annual term. Mr. Breeden received $8,000 and Mr. Holland received $4,000 of meeting fees for the 2020-21 term of office that were paid in fiscal 2022. The Company discontinued payment of meeting fees at the end of July 2021.

Director Compensation Table for Fiscal 2022

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Career Restricted Stock Units $(4)	All Other Compensation ($)(5)	Total ($)

Richard C. Breeden	14,000	—	132,544	192,376	—	338,920

Cynthia L. Feldmann	109,000	—	108,935	108,810	—	326,745

Christopher S. Holland	105,500	—	—	217,838	—	323,338

Dr. Jacqueline B. Kosecoff	6,000	—	107,533	212,379	—	325,912

Paul E. Martin(6)	95,500	—	—	290,338	—	385,838

Dr. Nirav Shah	95,500	108,810	108,985	—	—	313,295

Dr. Mohsen M. Sohi	123,000	—	163,478	163,433	—	449,911

Dr. Richard M. Steeves	94,000	—	123,948	108,810	—	326,758

(1)

These dollar amounts represent the portion of the annual retainer fee paid in cash for the 2021-22 annual term for all nonexecutive Directors. These dollar amounts also include Chair Fees, where applicable, and Committee member fees for the 2021-22 annual term and fees paid for attendance at assigned meetings in excess of 20 meetings for the 2020-21 annual term.

(2)

These dollar amounts represent the portion of the annual retainer fee paid in stock for the 2021-22 annual term and reflect the closing sales price per share of the Company’s stock on the New York Stock Exchange Composite Tape on the effective date of the grant, representing the grant date fair value for purposes of FASB ASC topic 718.

(3)

These dollar amounts represent the portion of the annual retainer fees paid in options for the 2021-22 annual term, and where applicable, Chair Fees elected to be received in options, and reflect the grant date fair value of stock options granted in fiscal 2022 under FASB ASC Topic 718. The grant date fair value of an award is determined utilizing assumptions discussed in notes to our financial statements for the fiscal year ended March 31, 2022. The grant date fair value estimate for these stock option awards in accordance FASB ASC Topic 718 equaled the compensation cost recognized by the Company during fiscal 2022.

(4)

These dollar amounts represent the portion of the annual retainer fee paid in CRSUs for the 2021-22 annual term, and where applicable, Chair Fees elected to be received in CRSUs, and reflect the closing sales price per share of the Company’s stock on the New York Stock Exchange Composite Tape on the effective date of the grant, representing the grant date fair value for purposes of FASB ASC topic 718.

(5)	The aggregate amount of perquisites and other personal benefits did not exceed $10,000 in fiscal 2022 for any of the listed Directors.

(6)

Career Restricted Stock Units for Mr. Martin include approximately $72,500 in CRSUs representing a prorata portion of the Director fees received for his service as a Board Member for the 2020-2021 term from the beginning of May 2021 through the end of July 2021.

80    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board’s non-employee director stock ownership guidelines (the “Guidelines”), require that each non-employee Director own Company Ordinary Shares with a value of at least six (6) times the cash portion of the annual Director fees payable to the Director (determined before giving effect to any election by the Director to receive fees in a different form).The cash portion of the annual Director fees for the 2021-22 term of office was $123,000 for the Chairman and $82,000 for each of the other non-employee Directors (determined before giving effect to any election by the Director to receive fees in other forms). A new Director has a period of five years from the date of initial appointment or election to satisfy the Guidelines. For purposes of the guidelines, all shares held beneficially directly or indirectly by a Director and all CRSUs, if any, held by a Director will be counted; however, stock options are not counted for guideline purposes. Based upon the number of shares and CRSUs held by each of our Directors as of April 29, 2022 and our share price of $224.05 per share as of the close of business on such date, each of our then current Directors, other than Mr. Martin, satisfied the Guidelines as of such date. Mr. Martin has until May 2026 to satisfy the Guidelines.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    81

OWNERSHIP OF VOTING SECURITIES

Greater than 5% Owners

The following table furnishes information concerning all persons known to STERIS to beneficially own greater than 5% of the outstanding Ordinary Shares as of the dates indicated in the footnotes below. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below. Percentages are based upon the number of Ordinary Shares outstanding as of April 29, 2022 (100,083,644).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,382,516(1)	11.37%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	8,128,575(2)	8.12%
WCM Investment Management, LLC 281 Brooks Street Laguna Beach, CA 92651	6,852,127(3)	6.85%

(1)

Based solely upon information contained in an amended Schedule 13G filed with the SEC on February 10, 2022, which Schedule specifies that The Vanguard Group, Inc. had sole voting power with respect to no Ordinary Shares, shared voting power with respect to 154,108 Ordinary Shares, sole dispositive power with respect to 10,991,960 Ordinary Shares and shared dispositive power with respect to 390,556 Ordinary Shares.

(2)

Based solely upon information contained in an amended Schedule 13G filed with the SEC on February 3, 2022, which Schedule specifies that BlackRock, Inc. had sole voting power with respect to 7,233,843 Ordinary Shares, shared voting power with respect to no Ordinary Shares, sole dispositive power with respect to 8,128,575 Ordinary Shares and shared dispositive power with respect to no Ordinary Shares.

(3)

Based solely upon information contained in an amended Schedule 13G filed with the SEC on February 10, 2022, which Schedule specifies that WCM Investment Management had sole voting power with respect to 6,852,127 Ordinary Shares, shared voting power with respect to no Ordinary Shares, sole dispositive power with respect to 6,852,127 Ordinary Shares and shared dispositive power with respect to no Ordinary Shares.

82    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Ownership of Voting Securities: Stock Ownership of Directors and Executive Officers

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Ordinary Shares by each director of the Company, each nominee for election as director, each of the named executive officers and all directors, nominees, and executive officers of the Company as a group, as of April 29, 2022, unless otherwise indicated below.

	Number of Shares Beneficially Owned as of April 29, 2022(1)

Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of April 29, 2022	Total Stock- Based Ownership
Daniel A. Carestio	31,849	93,700	125,549
Walter M Rosebrough, Jr.	27,148	167,202	194,350
Michael J. Tokich	41,934	146,061	187,995
J. Adam Zangerle	31,023	78,374	109,397
Cary L. Majors	12,697	24,317	37,014
Andrew Xilas(3)	2,380	—	2,380
Richard C. Breeden(4).	62,204	36,605	98,809
Cynthia L. Feldmann(5).	9,368	15,811	25,179
Christopher S. Holland	67	—	67
Dr. Jacqueline B. Kosecoff(6)	26,639	20,641	47,280
Paul E. Martin	—	—	—
Dr. Nirav R. Shah	292	2,054	2,346
Dr. Mohsen M. Sohi	22,361	32,738	55,099
Dr. Richard M. Steeves	—	10,730	10,730
All Directors, Nominees, and Executive Officers as a group (18 persons)	291,823	663,993	955,816

(1)

As of April 29, 2022, (a) none of our directors and executive officers beneficially owned 1% or more of our outstanding Ordinary Shares and (b) the directors, nominees and executive officers of the Company as a group beneficially owned approximately 1% of the outstanding Ordinary Shares (including shares subject to stock options exercisable by them within 60 days after April 29, 2022).

(2)

Included are (a) Ordinary Shares beneficially owned outright; (b) restricted Ordinary Shares; (c) Ordinary Shares held in the Company’s 401(k) plan; and Ordinary Shares held through trusts. Except as otherwise provided in the following footnotes, all listed Beneficial Owners have sole voting power and sole investment power as to the Ordinary Shares listed in this column.

(3)	Andrew Xilas also holds restricted stock units representing 2,380 shares.

(4)

Richard C. Breeden is the managing member of Breeden Capital Partners LLC, and managing member and chairman and chief executive officer of Breeden Capital Management LLC. Breeden Capital Partners LLC is in turn the general partner of Breeden Partners L.P. (the “Fund”). Pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act, Mr. Breeden in his capacity as managing member, as well as chairman and chief executive officer of Breeden Capital Management LLC, may be deemed to be the indirect beneficial owner of Ordinary Shares owned by the Fund and its General Partner, and may be deemed to have beneficial ownership of all 27,242 such shares. Mr. Breeden has disclaimed beneficial ownership of 1,359 Ordinary Shares, which Ordinary Shares are held by

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    83

Ownership of Voting Securities: Stock Ownership of Directors and Executive Officers

Breeden Partnership LLP. All of the shares described in this note are included in the first column for Mr. Breeden.

(5)	8,663 of the Ordinary Shares listed in the first column are held in a trust with respect to which Ms. Feldmann has shared voting power and shared investment power.

(6)	With respect to the Ordinary Shares listed in the first column, Dr. Jacqueline Kosecoff has shared voting power and shared investment power as to 26,639 Ordinary Shares.

Shares and Career Restricted Stock Units

The following table sets forth ownership of Ordinary Shares and career restricted stock units by non-employee directors, as of April 29, 2022:

	Total Number of Shares Beneficially Owned by and CRSUs of Non-Employee Directors as of April 29, 2022
Name of Beneficial Owner	Total Stock-Based Ownership(1)	STERIS CRSUs	Total Stock Based Ownership Including CRSUs
Richard C. Breeden	98,809	15,984	114,793
Cynthia L. Feldmann	25,179	5,975	31,154
Christopher S. Holland	67	2,317	2,384
Dr. Jacqueline B. Kosecoff	47,280	4,186	51,466
Paul E. Martin	—	1,384	1,384
Dr. Nirav R. Shah	2,346	4,424	6,770
Dr. Mohsen M. Sohi	55,099	3,321	58,420
Dr. Richard M. Steeves	10,730	6,748	17,478
All Non-Employee Directors as a Group (8 persons)	239,510	44,339	283,849

(1)

Included are all Ordinary Shares owned directly or indirectly as well as stock options that are exercisable within 60 days of April 29, 2022. All numbers included in the first column are from column 3 of the table that immediately precedes this table.

84    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

DELINQUENT SECTION 16(a) REPORTS

Based on Company records and information, including a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that all filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Exchange Act for the fiscal year ended March 31, 2022 were met, except for the filing of an initial Form 3 for Mr. Martin and the filing of a Form 4 for a restricted stock unit vesting for Mr. Xilas, both of which were filed late due to administrative oversight by the Company.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    85

SHAREHOLDER NOMINATIONS OF DIRECTORS AND NOMINEE CRITERIA

Shareholders may nominate individuals for election to the Board of Directors to fill a vacancy or as additional directors, subject to the limit on the number of total directors fixed by the Board in accordance with our Articles. Any such nomination must be made timely and in writing and otherwise in accordance with the requirements of our Articles referred to in the “Shareholder Proposals” section of this Proxy Statement, as well as certain other provisions of our Articles portions of which are summarized below. Such summary is qualified by reference to, and is subject to, the full text of the Articles. Any proposals that do not meet such requirements or those of the Exchange Act (and the rules and regulations thereunder) will be declared out of order and will not be considered at the 2023 annual general meeting.

Shareholder proposals under the Articles to propose nominees for election to the Board of Directors to fill a vacancy or as additional directors must contain all the information required by our Articles and all information listed below, which information must be updated by the shareholder(s) as of the record date for the meeting not later than three days after the record date for the meeting.

The Articles governing shareholder proposals or time for receiving them shall not be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Certain Required Information Regarding the Recommending Shareholder

1.

The name and address of the shareholder and its “Shareholder Associated Persons” (as defined in the Articles) recommending the director nominee for consideration as that information appears on our records, the class and number of shares owned directly and indirectly by the shareholder and its Shareholder Associated Persons;

2.	Any “Derivative Instrument” (as defined in the Articles) owned directly or indirectly by such shareholder or Shareholder Associated Persons, if any;

3.

Any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder(s) and such Shareholder Associated Persons, if any, have the right to vote any class or series of shares of the Company;

4.

Any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such shareholder(s) and such Shareholder Associated Persons, if any, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder(s), and such Shareholder Associated Persons, if any, with respect to any class or series of the shares of the Company, or Short Interest (as defined in the Articles);

5.

Any rights to dividends on the shares of the Company owned beneficially by such shareholder(s) and such Shareholder Associated Persons, if any, that are separated or separable from the underlying shares of the Company;

6.

Any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such shareholder(s), and such Shareholder Associated Persons, if any;

86    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

Shareholder Nominations of Directors and Nominee Criteria: Information Regarding the Nominee Director

7.

Any other information relating to such shareholder(s) or Shareholder Associated Persons, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

8.

To the extent known by the shareholder(s) giving the notice, and such Shareholder Associated Persons, if any, the name and address of any other shareholder or, as the case may be, the Shareholder Associated Person of such other shareholder, supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request.

Information Required Regarding the Nominee Director

1.

All information relating to such director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

2.

A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder(s) and any Shareholder Associated Person, on the one hand, and each nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder(s) making the nomination and any Shareholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

3.

A written questionnaire with respect to the background and qualifications of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein, including without limitation any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director of the Company, with such individual’s fiduciary and other Director’s duties under applicable law, (b) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Director that has not been disclosed therein, (c) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply, with all applicable corporate governance, conflict of interest, confidentiality, stock ownership, and trading policies and guidelines of the Company publicly disclosed from time to time and (d) irrevocably submits his or her resignation as a director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    87

Shareholder Nominations of Directors and Nominee Criteria: Information Regarding the Nominee Director

There are no specific, defined qualifications or specific qualities or skills that are necessary for director candidates to possess. In evaluating director nominees, the Nominating and Governance Committee will consider such factors as it deems appropriate, consistent with the Board’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Nominating and Governance Committee will consider the entirety of each director nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

The Nominating and Governance Committee will consider all information provided that it deems is relevant to a director nominee’s nomination for election as a director of the Company. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any director nominee.

Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the director nominee to the Board of Directors. The Committee will consider director nominees nominated by shareholders on the same basis as proposed director candidates from other sources, subject to the procedures described herein and in the Company’s Articles.

Provided that applicable requirements of the Company’s Articles have been satisfied, a resolution for the election of any such director nominee will be set out in the applicable notice of annual general meeting and the form of proxy sent to shareholders on behalf of the Board of Directors irrespective of the Committee’s recommendation with respect to such nominee.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Nominating and Governance Committee generally does not consider recommendations for director candidates submitted by other constituencies. In order to preserve its impartiality, the Nominating and Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the nomination procedures set forth above.

88    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

SHAREHOLDER PROPOSALS

In response to matters submitted by shareholders for consideration at annual or extraordinary general meetings of shareholders, the Nominating and Governance Committee shall designate one or more members of management to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Nominating and Governance Committee for further consideration. Upon submission of a shareholder proposal to the Nominating and Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to the proposal. This evaluation by the Nominating and Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of our Articles, as amended from time to time, (c) legal requirements, including requirements under applicable laws and regulations, (d) whether the shareholder proposal previously has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders, (f) the impact that implementation of the proposal would have on the overall operations of the business, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Nominating and Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Nominating and Governance Committee or the management designees, as the Nominating and Governance Committee may deem appropriate.

Shareholder Proposals for the 2023 Annual General Meeting of Shareholders

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2023 annual general meeting must submit their proposals to the Company’s registered office at 70 Sir John Rogerson’s Quay, Dublin 2, D02 R296, Ireland, Attention: Company Secretary. The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2023 annual general meeting is expected to be February 14, 2023. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

In accordance with the Company’s Articles, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election to fill a vacancy or as an additional director or to properly bring other business before the 2023 annual general meeting, a shareholder’s notice with the proposed resolution for the matter the shareholder wishes to present must be delivered to the Company’s registered office at 70 Sir John Rogerson’s Quay, Dublin 2, D02 R296, Ireland, Attention: Company Secretary, not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual general meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than March 30, 2023 and no later than April 29, 2023 to be considered at the 2023 annual general meeting and included in the notice of annual general meeting and the Board of Director’s form of proxy for the 2023 annual general meeting. However, if the date of the 2023 annual general meeting is more than 30 calendar days before or more than 60 calendar days after the first anniversary of the preceding year’s annual general meeting, notice by the shareholder must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to the 2023 annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    89

Shareholder Proposals: Shareholders’ Rights to Call a General Meeting

prior to the 2023 annual general meeting and (ii) the fifth (5th) calendar day after the day on which public announcement of the date of the 2023 annual general meeting is first made by the Company provided that in no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of such shareholder’s notice.

In addition to satisfying the requirements under our Articles, if a shareholder intends to comply with the universal proxy rules (once effective) and to solicit proxies in support of director nominees other than STERIS’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2023 annual general meeting, no later than May 29, 2023). If the date of the 2023 annual general meeting is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2023 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2023 annual meeting is first made.

Shareholders’ Rights to Call a General Meeting

In addition to the SEC and Articles processes described above, our shareholders have the right at law to requisition the Board to call a meeting of our shareholders. Section 178(3) to (7) of the Irish Companies Act generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 10% of our issued paid-up shares entitled to vote at a general meeting. These provisions are mandatory under the Irish Companies Act and cannot be waived by our shareholders.

90    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

MISCELLANEOUS MATTERS

There are no miscellaneous matters.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    91

ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 28, 2022

This Proxy Statement, our Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2022, which includes financial statements of the Company for the fiscal year then ended, and the Company’s Irish Statutory Accounts are available free of charge at www.proxyvote.com if you are a shareholder of record. The Proxy Materials are also available free of charge in the “Online IR Kit” in the “Shareholder Resources” section of steris-ir.com.

Multiple Proxy Materials

If you received multiple copies of the Proxy Materials and would prefer to receive a single copy in the future, please notify your broker or contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling toll-free at 866-540-7095, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or email us at Investor Relations, STERIS plc, at the email address below.

For information on how to obtain directions to be able to attend the 2022 Annual Meeting and vote in person, please contact Investor Relations at Julie_Winter@Steris.com.

By Order of the Board of Directors,

J. ADAM ZANGERLE

Company Secretary

June 14, 2022

92    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

APPENDIX A

NON-GAAP MEASURES AND RECONCILIATION

Non-GAAP Financial Measures. Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Twelve months ended March 31, (unaudited)

	Net Income attributable to shareholders (in thousands)		Diluted EPS

	2022	2021	2022	2021
GAAP	$243,888	$397,400	$2.48	$4.63
Adjustments:
Net impact of adjustments after tax*	$535,028	$132,750
Net EPS impact			$5.44	$1.54
Adjusted	$778,916	$530,150	$7.92	$6.17

*

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition related transaction costs, integration costs related to acquisitions, redomciliation and tax restructuring costs, COVID-19 incremental costs, settlement of I.R.S. adjustments related to prior fiscal years, adjustment of the fair value of the premium liability related to convertible debt, and certain other unusual or non-recurring items. COVID-19 incremental costs include the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses. The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement    A-1

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended March 31,

	2022	2021

	(Unaudited)	Unaudited)
Calculation of Free Cash Flow (in thousands):
Cash flows from operating activities	$684,811	$689,640
Purchases of property, plant, equipment, and intangibles, net	(287,563)	(239,262)
Proceeds from the sale of property, plant, equipment, and intangibles	1,741	569
Free Cash Flow	$398,989	$450,947

A-2    Notice of Annual Meeting of Shareholders and 2022 Proxy Statement

STERIS plc 70 SIR JOHN ROGERSON’S QUAY DUBLIN 2, IRELAND (COMPANY NUMBER 595593)

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Please Note: The cut off for voting by proxy is 5:00 p.m. Dublin Time (12:00 noon Eastern Daylight Saving Time) on Wednesday, July 27, 2022 . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Please Note: The cut off for voting by proxy is 5:00 p.m. Dublin Time (12:00 noon Eastern Daylight Saving Time) on Wednesday, July 27, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to arrive by 5:00 p.m. Dublin Time (12:00 noon Eastern Daylight Saving Time) on Wednesday, July 27, 2022, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. All proxy cards received will be forwarded to the Company’s registered office in Ireland electronically.

401(K) PLAN PARTICIPANTS

Your voting instructions must be received no later than 5:00 p.m. Dublin Time (12:00 noon Eastern Daylight Saving Time) on July 25, 2022.

Use any of the voting methods above to submit your voting instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E30405-P95070	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

              STERIS plc

The Board of Directors recommends you vote “For” for all of the following proposals (all proposals are ordinary resolutions):

1.	Re-election of Directors
	Nominees:		For	Against	Abstain

	1a.	Richard C. Breeden	☐	☐	☐

	1b.	Daniel A. Carestio	☐	☐	☐

	1c.	Cynthia L. Feldmann	☐	☐	☐

	1d.	Christopher S. Holland	☐	☐	☐

	1e.	Dr. Jacqueline B. Kosecoff	☐	☐	☐

	1f.	Paul E. Martin	☐	☐	☐

	1g.	Dr. Nirav R. Shah	☐	☐	☐

	1h.	Dr. Mohsen M. Sohi	☐	☐	☐

	1i.	Dr. Richard M. Steeves	☐	☐	☐
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2023.		☐	☐	☐

		For	Against	Abstain

3.	To appoint Ernst & Young Chartered Accountants as the Company’s Irish statutory auditor under Irish law to hold office until the conclusion of the Company’s next annual general meeting.	☐	☐	☐
4.

To authorize the Board of Directors of the Company or the Audit Committee of the Board of Directors to determine the remuneration of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law.

		☐	☐	☐
5.

To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission, including the compensation discussion and analysis and the tabular and narrative disclosure contained in the Company’s proxy statement dated June 14, 2022.

		☐	☐	☐
6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: A corporation may execute a form of proxy under the hand of a duly authorized officer, director, attorney or other person. Any power of attorney or any other authority under which this proxy form is signed (or a duly certified copy of such power or authority) must be included with the proxy form. A shareholder may appoint more than one proxy to attend on the same occasion, but only one proxy may be appointed in respect of any one share. The appointment of a proxy shall not preclude a shareholder from attending and voting at the meeting or at any adjournment of it; however, if the shareholder votes at the meeting or adjournment, the shareholder’s proxy will be automatically revoked. A form of proxy shall be valid for any adjournment of the meeting. Please sign exactly as name above, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
V.1.1

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the 2022 Annual General Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy/voting instruction card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to

be held on July 28, 2022:

The Notice and Proxy Statement, Fiscal 2022 Annual Report, and Directors’ Report and

Consolidated Financial Statements for the Year Ending March 31, 2022 are available at www.proxyvote.com.

Sign and date the proxy/voting instruction card on the reverse side.
Please fold and detach proxy card at perforation before mailing.

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E30406-P95070

STERIS plc

SHAREHOLDER’S PROXY AND VOTING INSTRUCTION CARD

ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 28, 2022

This Proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Dr. Mohsen M. Sohi, Daniel A. Carestio, Michael J. Tokich, and J. Adam Zangerle, and each of them, with full power of substitution, as proxies (the “Proxies”), and authorize the Proxies to represent such shareholder(s) and to vote all the ordinary shares in STERIS plc (the “Company”) which the shareholder(s) would be entitled to vote, in the manner directed on the reverse side of this card, on Proposals 1 through 6. The shares represented by this proxy, when executed properly, will be voted in the manner directed. If direction is not given but the card is properly executed, this proxy will be voted “For” the election of all nominees under Proposal 1 and “For” all other Proposals, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

SPECIAL INFORMATION for participants in the STERIS Corporation 401(k) Plan (“Plan”): This proxy also provides voting instructions for shares held on the record date for the Annual General Meeting by Vanguard Fiduciary Trust Company (“Vanguard”),* as trustee of the Plan. If you are a participant in the Plan, this paragraph (and not the paragraph above) applies with respect to voting the Plan shares. By marking and returning this card, you will direct Vanguard (i) how to vote the ordinary shares allocated to your account in the Plan and (ii) how to vote a portion of the ordinary shares allocated to the accounts of other participants in the Plan who have not submitted voting instructions by the voting deadline. If Vanguard receives your properly marked and executed card on or before 5:00 p.m. Dublin Time (12:00 noon Eastern Daylight Saving Time) on July 25, 2022, Vanguard will vote these shares in the manner directed by you. If direction is not received or not received until after 5:00 p.m. Dublin Time (12:00 noon Eastern Daylight Saving Time) on July 25, 2022, Vanguard will vote these Plan shares in the same proportion as the final aggregate vote of the Plan participants who submitted timely votes on the matter.

This proxy is solicited on behalf of the Board of Directors pursuant to a separate Notice of 2022 Annual General Meeting and Proxy Statement dated June 14, 2022, receipt of which is hereby acknowledged. OUR BOARD OF DIRECTORS CONSIDERS THAT ALL THE RESOLUTIONS TO BE PUT TO THE MEETING ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AS A WHOLE. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” FOR EACH RESOLUTION.

THIS PROXY AND VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

*Vanguard Fiduciary Trust Company, in its capacity as trustee or custodian, has appointed Broadridge as agent to tally the vote.

V.1.1